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                                                                 EXHIBIT 10.42

                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT
                           (RECEIVABLES AND INVENTORY)



            This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (RECEIVABLES AND INVENTORY) (this "Agreement") is entered into as of August 12, 1996 among Bank of America National Trust and Savings Association ("Bank") and GT Bicycles California, Inc. ("GTBC"), Riteway Products East, Inc. ("East"), Riteway Products North Central, Inc. ("North Central"), Rite-Way Distributors Central, Inc. ("Central"), Rite-Way Distributors, Inc. ("Distributors"), GT Bicycles, Inc. ("GT"). GTBC, East, North Central, Central, and Distributors are sometimes hereinafter referred to collectively as "Borrowers" and individually as a "Borrower."


                                    RECITALS


            A. By this Agreement, the parties hereto desire to amend and restate the First Amended and Restated Credit Agreement (Receivables and inventory) dated as of November 29, 1995, as amended, between the Borrowers and Bank (the "Existing Agreement") on the terms and conditions set forth herein by, among other things, providing for a new Term Loan not exceeding $17,000,000 for GTBC to finance its acquisition of Caratti Sport, Ltd ("Caratti"), of which $3,000,000 will be used to refinance the Barclays Bank Facilities upon termination of such facilities.

            B. Bank has extended credit to two of its subsidiaries, Riteway Products Japan K.K. and Riteway Products France S.A.R.L., under separate loan documents through Bank's lending offices in Japan and France, respectively (the "Significant Subsidiary Lines"). The parties hereto have agreed that the Borrowing Base and the Revolving Credit Limit shall be reduced by the total amount of any credit commitments extended by Bank under Significant Subsidiary Lines.

            C. GT has also requested that Bank extend credit to Caratti under separate loan documents through Bank's lending offices in London.
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                                    AGREEMENT

            NOW, THEREFORE, the parties hereto agree as follows:

1.  Definitions and Financial Requirements.

            1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes hereof:

                  "Acceptable Inventory" means Inventory which:

                        (a) is owned by any Borrower free and clear of all
                  security interests, liens, encumbrances, and rights of others, except the security interest in favor of Bank;

                        (b) is (1) either In-Transit Inventory or (2)
                  permanently located at the locations specified on Schedule 1.1(b) hereto or other locations acceptable to Bank and is not covered by a negotiable document of title unless such document has been delivered to Bank;

                        (c) in Bank's opinion, is not obsolete, unsalable,
                  damaged, subject to a product recall unless the problem giving rise to the recall has been corrected, or unfit for further processing. For purposes of this Agreement, the value of slow-moving or obsolete Inventory shall equal the total amount of Borrower's inventory reserve as determined either by Borrowers' independent certified public accountant or by Borrowers, whichever is greater, and in either case subject to periodic adjustment in Bank's reasonable discretion based upon Bank's periodic audits of Borrowers' books and records;

                        (d) does not consist of display items, stickers and
                  decals, promotional catalogues and other, similar advertising materials, "miscellaneous product lines" designated by Borrowers as bearing, product code "ZZ," packing and shipping materials, discontinued or slow-moving items, work-in-process, or finished goods of substandard quality. Without limiting the foregoing, Prior Model Year Bicycles will be deemed to be slow-moving if not sold on or before November 30 of the year following the year in which bicycles qualified as Prior
                  Model Year
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                  Bicycles under this Agreement;

                        (e) is not placed by any Borrower on consignment;

                        (f) is of a type held for sale, use or lease in the
                  ordinary course of any Borrower's business;

                        (g) is otherwise reasonably acceptable to Bank.

                  "Acceptable Receivable" means an Account:

                        (a) arising from the sale of goods or the performance of
                  services by any Borrower in the ordinary course of such Borrower's business as presently conducted;

                        (b) upon which any Borrower's right to receive payment
                  is absolute and not contingent upon the fulfillment of any condition whatever;

                        (c) against which is asserted no defense, counterclaim
                  or setoff, whether well-founded or otherwise;

                        (d) that is a true and correct statement of a bona fide
                  indebtedness incurred in the amount of the Account for merchandise sold and accepted by, or for services performed for and accepted by, the Receivable Debtor obligated upon such Account;

                        (e) that, by its terms, must be paid no later than the
                  210 day period starting on its invoice date;

                        (f) that is owned by any Borrower and not subject to any
                  right, claim, or interest of another other than the security interest in favor of Bank;

                        (g) that does not arise from a sale to or performance of
                  services for an employee, affiliate, parent, or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower;

                        (h) that is not the obligation of a Receivable Debtor
                  that is the federal government

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                  or a political subdivision thereof unless Bank has agreed to the contrary in writing and the Borrower which owns the Receivable has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, with respect to such obligation;

                        (i) that is not the obligation of a Receivable Debtor
                  that is any state of the United States or any city, town, municipality or division thereof;

                        (j) that is not the obligation of a Receivable Debtor
                  located in a foreign country, unless (a) the Receivable Debtor is located in Canada, outside of the Province of Quebec, or
                  (b) the obligation is supported by a letter of credit issued by a financial institution acceptable to Bank;

                        (k) that is not the obligation of a Receivable Debtor to
                  whom any Borrower is or may become liable for goods sold or services rendered by the Receivable Debtor to such Borrower;

                        (l) that does not arise with respect to goods which are
                  delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Receivable Debtor may be conditional;

                        (m) that is not in default. An Account shall be deemed
                  in default upon the occurrence of any of the following:

                              (1) The Account is not paid within the 60 day
                        period starting on its due date in the case of Accounts without dating terms, or in the case of Accounts with dating terms, the 30 day period starting on its due date;

                              (2) Any Receivable Debtor obligated upon such
                        Account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                              (3) Any petition is filed by or against any
                        Receivable Debtor obligated upon such
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                        Account under any bankruptcy law or any other law or
                        laws for the relief of debtors;

                        (n) that is not the obligation of a Receivable Debtor
                  who is in default (as defined in subparagraph (m) above) on 25% or more of the Accounts upon which such Receivable Debtor is obligated;

                        (o) that does not arise from the sale or lease of goods
                  which remain in any Borrower's possession or under any Borrower's control;

                        (p) that does not arise from the sale of minerals or the
                  like (including oil and gas) at the wellhead or minehead;

                        (p) that is otherwise reasonably acceptable to Bank.

            In addition to the foregoing limitations, the dollar amount of Acceptable Receivables included in the Borrowing Base which are obligations of a single Receivable Debtor shall not exceed the concentration limit established for that Receivable Debtor. To the extent the total of such Acceptable Receivables exceeds a Receivable Debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of all Borrowers' Acceptable Receivables as of the time in question.

                  "Account" means any right to the payment of money owned by any
            Borrower and arising out of the sale of goods or the rendering of services by such Borrower which is not evidenced by an instrument or chattel paper.

                 "Applicable Margin" means a variable rate of interest that can move up or down each quarter depending on the most recent compliance certificate delivered to Bank pursuant to Paragraph 8.2(c), as follows: if the last compliance certificate received by Bank indicates that the ratio of Borrower's total liabilities to Tangible Net Worth is less than 1.50 to 1.00, the Applicable Margin shall be 1.00% per annum from the Start Date following receipt of such compliance certificate to, but excluding, the next Start Date; if the last compliance certificate received
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            by Bank indicates that the ratio of Borrower's total liabilities to
            Tangible Net Worth is 1.50 to 1.00 or more, the Applicable Margin shall again be 1.25% per annum from the Start Date following receipt of such compliance certificate to, but excluding, the next Start Date. Until December 1, 1996, the Applicable Margin shall be 1.25% per annum. Thereafter, the Applicable Margin shall be determined from the most recent compliance certificate received by Bank. "Start Date" means, with respect to each date the compliance certificate is due to be delivered pursuant to Paragraph 8.2, the date indicated below:

                  Compliance certificate as      Related
                   of fiscal period ending      Start Date

                        June 30                 September 1
                        September 30            December 1
                        December 31             March 1
                        March 31                June 1

                  "Availability Period" means the period commencing on the date of this Agreement and ending on June 30, 1998.

                  "Banking Day" means, unless otherwise defined in this
            Agreement, a day other than a Saturday or a Sunday on which Bank is open for business in California.

                  "Barclays Bank Facilities" means (a) the Novation Agreement dated as of December 14, 1988, as amended, among Caratti, Mr. P V A Edwards, Mr. M B A Edwards, Barclays Invoice Discounting Limited and Barclays Commercial Services Limited, and (b) the letter loan agreement dated May 9, 1996 between Caratti and Barclays Bank.

                  "Bicycling Accessories" means apparel and accessories.

                  "Borrowing Base" means the difference between:

                        (a)  the sum of:

                                (i) 80% of the balance due on Acceptable
                        Receivables; and

                                (ii) The sum of:
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                                    (A) (1) 65% of the value of Acceptable
                              Inventory consisting of Current Model Year
                              Bicycles, bicycle parts, and In-Transit Inventory as shown on the borrowing certificates as of the last day of the months of November through April, inclusive, of each year, or (2) 50% of the value of such Acceptable Inventory as shown on the borrowing certificates as of the last day of the months of May through October, inclusive, of each year, commencing with May 1996; provided, however, that for purposes of calculating the Borrowing Base the total value of any In-Transit Inventory shall not exceed 15% of the Borrowing Base as it would be calculated without reference to this limitation and without the amount added under Subparagraph (c) of this definition of Borrowing Base; and

                                    (B) 30% of the value of Acceptable Inventory
                              consisting of Bicycling Accessories; provided, however, that for purposes of calculating the Borrowing Base the total value of any such Acceptable Inventory shall not exceed 10% of the Borrowing Base as it would be calculated without reference to this limitation and without the amount added under Subparagraph (c) of this definition of Borrowing Base; and

                                    (C) 55% of the value of Acceptable Inventory
                              consisting of Prior Model Year Bicycles as shown on the borrowing certificates as of the last day of the months of November through April, inclusive, of each year and 40% of the value of such Acceptable Inventory as shown on the borrowing certificates as of the last day of the months of May through October, inclusive, of each year; provided, however, that with respect to the borrowing certificates as of the last day of the months of June through October, inclusive, of each year, for purposes of calculating the
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                              Borrowing Base, the total value of Acceptable
                              Inventory consisting of Prior Model Year Bicycles shall not exceed $5,000,000;

                              (iii) During the period from and including August
                        1, 1996 to and including November 30, 1996 only, $3,000,000; and

                              (iv)  During the period from and
                        including January 1 to and including April 30 of each year, $5,000,000; and

                        (b) The U.S. Dollar equivalent, determined by Bank, of
                  the maximum total amount of credit commitments issued by Bank to Significant Subsidiaries under Significant Subsidiary Lines.

                  The value of Acceptable Inventory shall be the lesser of any Borrower's cost or Bank's independent determination of the resale value of such Inventory in such quantities and on such terms as Bank may reasonably deem appropriate.

                  "Caratti Facility" means a credit facility between Bank and
            Caratti in a maximum principal amount of U.K.#5,000,000 having terms and conditions, and in form and substance, satisfactory to Bank.

                  "CD Rate" means for each Interest Period for a CD Rate Portion the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

                  CD Rate = Certificate of Deposit Rate + Assessment
                               1.00 - Reserve Percentage     Rate

            Where,

                              (i) "Assessment Rate" means the annual assessment
                        rate that is payable to the Federal Deposit Insurance Corporation (or any successor) ("FDIC") by a member of the Bank Insurance Fund that is classified as well capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. Section 327.3(d)) for insuring time deposits at offices of such member in the United
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                        States. If the FDIC ceases to assess time deposits based
                        upon such classifications, then Bank shall, in its discretion, select an appropriate successor Assessment Rate from among the range of annual assessment rates that are payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States. In the event of a retroactive reduction in the Assessment Rate or the Reserve Percentage after the first day of the applicable interest period, the Bank will not retroactively adjust the CD Rate.

                              (ii) "Certificate of Deposit Rate" means for such
                        Interest Period the rate of interest determined by Bank to be the arithmetic average (rounded upward, if necessary, to the nearest 1/100th of one percent) of the rates of interest bid by two or more certificate of deposit dealers of recognized standing selected by Bank for the purchase at face value of U.S. dollar certificates of deposit issued by major United States banks for such Interest Period and in the amount of the CD Rate Portion to be outstanding during such period at the time selected by Bank on the first day of such Interest Period.

                              (iii) "Reserve Percentage" means for such Interest
                        Period the total (expressed as a decimal) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages) in effect on the first day of such Interest Period as prescribed by the Board of Governors of the Federal Reserve System for determining the reserves to be maintained by member banks of the Federal Reserve System for non-personal time deposits in the amount of $100,000 or more with a maturity equal to such Interest Period.

                  "CD Rate Portion" means all or such part of the principal
            balance of credit provided under this Agreement for which interest is payable at the rate related to the CD Rate.
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                  "Collateral" means the real or personal property described in the Collateral Agreements.

                  "Collateral Agreements" means the security agreement(s)
            required under Article 6 of this Agreement.

                  "Current Model Year Bicycles" means Acceptable Inventory
            consisting of bicycles that are designated by any Borrower on its inventory records as being current models in a manner consistent with past record keeping procedures and practices.

                  "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

                  "ERISA Plan" means any employee pension benefit plan
            maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                  "Event of Default" means any event listed in Article 9 of
            this Agreement.

                  "Fixed Charge Coverage Ratio" means, for any period of
            calculation, the ratio of net income (or net loss) from operations (determined without giving effect to extraordinary or non-recurring gains) plus, to the extent deducted in calculating such net income (or loss), the sum of (i) interest expense, plus (ii) depreciation expense, plus (iii) amortization expense, plus (iv) contribution of equity or loans that are subordinated, in a manner satisfactory to Bank, to indebtedness owing to Bank, minus (v) dividends paid to the sum of (x) current portion of long term debt and capital leases, plus (y) capital expenditures made in cash, and plus (z) interest expense.

                  "Guarantors" means GT, each of its U.S. Subsidiaries and any
            U.S. Subsidiary which guaranties the obligations under the Agreement pursuant to Paragraph 8.12 below; individually a "Guarantor."

                  "Interest Period" means:

                        (a) for each Offshore Rate Portion the period commencing
                  on the date such portion shall begin to bear interest at a rate related to the Offshore Rate and ending no less than 14 days (for
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                  Offshore Rate Portions of $1,000,000 or more) or 30 days and no more than six months (for all Offshore Rate Portions) thereafter, as agreed by Bank and any Borrower at the time such Borrower requests the portion; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the offshore Dollar inter-bank markets as from time to time in effect.

                        (b) for each LIBOR Rate Portion the period commencing on
                  the date such portion shall begin to bear interest at a rate related to the LIBOR Rate and ending no less than 14 days (for LIBOR Rate Portions of $1,000,000 or more) or 30 days and no more than six months (for all LIBOR Rate Portions) thereafter, as agreed by Bank and any Borrower at the time such Borrower requests the portion; provided, however, that the last day of each LIBOR Rate Interest Period shall be determined in accordance with the practices of the London inter-bank market as from time to time in effect; and

                        (c) for each CD Rate Portion the period commencing on
                  the date such portion shall begin to bear interest at the CD Rate and ending 14-29 days (for CD Rate Portions of $1,000,000 or more) or 30, 60, 90, or 180 days (for all CD Rate Portions) thereafter, as requested by any Borrower or, at Bank's option, such other periods requested by such Borrower at the time such Borrower requests the portion.

                  "In-Transit Inventory" means Inventory consisting of bicycles, bicycle parts, and Bicycling Accessories that is in-transit, as to which title has been transferred to any Borrower, and which is fully covered by marine cargo insurance issued by an insurer and with terms reasonably acceptable to Bank, with Bank named as loss payee.

                  "Inventory" means all goods owned by any Borrower and held for sale or lease in such Borrower's business, or to be furnished under a contract of service, or consisting of materials and supplies to be used or consumed in such Borrower's business.

                  "LIBOR Rate" means for each Interest Period for
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            each LIBOR Rate Portion the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

                  LIBOR Rate =         London Rate
                                 (1.00 - Reserve Percentage)

            Where,

                        (i) "London Rate" means for such Interest Period the
                  rate of interest (rounded upward, if necessary, to the nearest 1/16th of one percent) at which Dollar deposits for such Interest Period would be offered by Bank's London Branch, London, Great Britain, to other major banks in the London inter-bank market as approximately 11:00 a.m. London time two Banking Days before the commencement of such Interest Period.

                        (ii) "Reserve Percentage" means for such Interest Period
                  the total (expressed as a decimal) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages) in effect on the first day of such Interest Period as prescribed by the Board of Governors of the Federal Reserve System for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward, if necessary, to the nearest 1/100th of one percent.

                  "LIBOR Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the rate related to the LIBOR Rate.

                  "Material Adverse Impact" means a material adverse impact on
            GT's or any of its Subsidiary's financial condition, operations, or ability to perform obligations under this Agreement or any instrument or agreement required under this Agreement.

                  "Offshore Rate" means for each Interest Period for each
            Offshore Rate Portion the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:
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                  Offshore Rate =      Grand Cayman Rate

                                    (1.00 - Reserve Percentage)

            Where,

                        (i) "Grand Cayman Rate" means for such Interest Period
                  the rate of interest (rounded upward, if necessary, to the nearest 1/16th of one percent) at which Dollar deposits for such Interest Period would be offered by Bank's Grand Cayman Branch, Grand Cayman, British West Indies, to other major banks in the offshore Dollar inter-bank markets upon the request of such banks.

                        (ii) "Reserve Percentage" means for such Interest Period
                  the total (expressed as a decimal) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages) in effect on the first day of such Interest Period as prescribed by the Board of Governors of the Federal Reserve System for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward, if necessary, to the nearest 1/100th of one percent.

                  "Offshore Rate Portion" means all or such part of the
            principal balance of credit provided under this Agreement for which interest is payable at the rate related to the Offshore Rate.

                  "Permitted Subordinated Debt" means unsecured indebtedness subordinated to amounts owing by GT or any of its Subsidiaries to Bank hereunder or under any other agreement or facility on terms and conditions and in an amount acceptable to Bank in its sole discretion.

                  "Prior Model Year Bicycles" means Acceptable Inventory
            consisting of bicycles that were designated by any Borrower on its inventory records as having been a current model in the immediately preceding model year in a manner consistent with past record keeping practices and procedures.

                  "Receivables" means all rights to the payment of
            money owned by any Borrower, whether due or to become due and whether or not earned by performance including, but not limited to, Accounts, contract rights, chattel paper, instruments and documents.

                  "Receivable Debtor" means the person or entity obligated upon a Receivable.

                  "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its reference rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans at, above or below the Reference Rate.

                  "Revolving Credit Limit" means the difference between (a)
            $60,000,000 and (b) the U.S. Dollar equivalent, determined by Bank, of the maximum total amount of credit commitments issued by Bank to Significant Subsidiaries under Significant Subsidiary
            Lines.

                  "Revolving Facility" means the line of credit described in
            Paragraphs 2.1, 2.2, 2.3 and 2.4 of this Agreement.

                  "Significant Subsidiaries" means Riteway Products France
            S.A.R.L., a corporation organized under the laws of France, Riteway Products Japan K.K., a corporation organized under the law of Japan; individually, a "Significant Subsidiary."

                  "Subsidiary" means any corporation, partnership, joint
            venture, limited liability company, trust or estate of which (or in which) GT directly or indirectly owns more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by GT or any of its Subsidiaries; collectively, "Subsidiaries."

                        "Tangible Net Worth" means the consolidated gross book
            value of the assets of GT and its Subsidiaries (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

                        "Term Loan" means the term loan described in Paragraph
                  2.5.

                        1.2 Financial Requirements. Unless otherwise specified
            in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied.


2.  The Credit Facilities

            2.1 The Revolving Facility (All Borrowers). From time to time during the Availability Period, Bank, on a revolving basis, will make advances to Borrowers and create and issue commercial and standby letters of credit for Borrowers' account as provided herein. The total of all advances and the undrawn and the drawn and unreimbursed amount of all letters of credit may not exceed at any one time the lesser of the Borrowing Base or the Revolving Credit Limit.

            2.2  Advances Under the Revolving Facility.

                  (a) Borrowers shall use the proceeds of advances under the
            Revolving Facility to finance Borrowers' working capital.

                  (b) Borrowers shall repay the entire principal balance of
            advances under the Revolving Facility on the last day of the Availability Period.

                  (c) Advances under the Revolving Facility shall bear interest at a rate per annum equal to the

            Reference Rate or, subject to the requirements set forth in Section 2.6, the Offshore Rate plus the Applicable Margin, the LIBOR Rate plus the Applicable Margin, or, until March 31, 1997 only, the CD Rate plus the Applicable Margin, or a combination thereof; provided, however, that no more than seven designations of optional interest rates under the Revolving Facility and Term Loan may be in effect at any one time. No CD Rate Portion may be outstanding after March 31, 1997.

                  (d) Borrowers shall pay interest monthly on the first day of each month and, with respect to each Offshore Rate Portion, LIBOR Rate Portion and CD Rate Portion, on the last day of the each Interest Period applicable thereto, in each case until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable.

                  (e) The minimum amount of any advance requested to bear
            interest at the Reference Rate shall be $100,000. Each Offshore Rate Portion, LIBOR Rate Portion and CD Rate portion shall be for an amount not less than $500,000 or not less than $1,000,000 for Interest Periods less than 30 days.

                  2.3 Letters of Credit under the Revolving Facility.

                  (a) The total of the undrawn and the drawn and unreimbursed amount of all commercial and standby letters of credit outstanding at any one time under the Revolving Facility may not exceed $15,000,000.

                  (b) Each commercial letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Commercial Letter of Credit executed by any Borrower.

                  (c)  Each commercial letter of credit shall:

                        (1) expire on or before 90 days after the last day of
                  the Availability Period;

                        (2)  require drafts payable at sight; and

                        (3) be otherwise in form and substance and in favor of
                  beneficiaries reasonably satisfactory to Bank.

                  (d) Borrowers shall pay Bank issuance fees, negotiation fees and other fees at the times and in the amounts Bank advises Borrowers from time to time as being applicable to any Borrower's commercial letters of credit.

                  (e) Any sum owed to Bank with respect to a commercial letter of credit issued for any Borrower's account which is not paid when due shall, at the option of Bank in each instance, be added to advances outstanding under the Revolving Facility and shall thereafter bear interest at the rate applicable to advances.

                  (f) In addition to any other rights or remedies which Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default Bank may require Borrowers to prepay in full or pledge cash collateral in the amount of any commercial letters of credit outstanding under this Agreement.

            2.4 Standby Letters of Credit Under the Revolving Facility.

                  (a) The total of the undrawn and the drawn and unreimbursed amount of all standby and commercial letters of credit outstanding at any one time under the Revolving Facility may not exceed $15,000,000.

                  (b) Each standby letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit executed by any Borrower.

                  (c)  Each standby letter of credit shall:

                        (1) expire on or before 365 days after the date such
                  letter of credit is issued, but in no event later than 90 days after the last day of the Availability Period;

                        (2) be otherwise in form and substance and in favor of
                  beneficiaries reasonably satisfactory to Bank. Without limiting the foregoing, no standby letter of credit shall contain automatic renewal or "evergreen" classes.

                  (d) Borrowers shall pay Bank a non-refundable fee equal to
            1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, and calculated on the basis of the face amount outstanding on the day the fee is calculated. It is provided, however, that if an Event of Default occurs under this Agreement, at the option of Bank, the amount of the fee shall be increased to 3% per annum, commencing on the day Bank provides notice of the increase to Borrowers. Borrowers shall also pay such other reasonable and customary fees and commissions at the times and in the amounts Bank advises Borrowers from time to time as being applicable to any Borrower's standby letters of credit.

                  (e) Any sum owed to Bank with respect to a standby letter of credit issued for any Borrower's account which is not paid when due shall, at the option of Bank in each instance, be added to advances outstanding under the Revolving Facility and shall thereafter bear interest at the rate applicable to advances.

                  (f) In addition to any other rights or remedies which Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default Bank may require Borrowers to prepay in full or pledge cash collateral in the amount of any standby letters of credit outstanding under this Agreement.

            2.5  The Term Loan (GTBC Only).

                  (a) Borrowers shall use $14,000,000 of the proceeds of the
            Term Loan to prepay Loans under the Revolving Facility and $3,000,000 of the proceeds of the Term Loan to prepay a portion of the Barclays Bank Facilities concurrently upon termination of such facility (collectively, the "Term Loan").

                  (b) Bank shall lend the principal amount of the Term Loan to
            GTBC in two disbursements: $14,000,000 on the Closing Date and $3,000,000 on the date all conditions precedent to the effectiveness of the Caratti Facility are being satisfied.

                  (c) GTBC shall repay the principal of the Term Loan in
            approximately equal quarterly installments, commencing December 31, 1996, and continuing on the last Banking day of each March, June, September and December thereafter until September 30, 2000 (the "Term Loan Maturity Date"), on which date all remaining principal and interest then owing with respect to the Term Loan shall be due and payable, together with all accrued and unpaid interest thereon.

                  (d) Notwithstanding the repayment schedule set forth in the immediately preceding Paragraph, if the Revolving Facility, as now in effect or as hereafter renewed, amended or restated, terminates for any reason, the entire principal balance of the Term Loan, together with all accrued interest thereon, shall be due and payable on the effective date of such termination. Such termination could be the result of:

                        (1) Borrowers' request to cancel the Revolving Facility;

                        (2) cancellation of the Revolving Facility by Bank
                  because of Borrowers' default;

                        (3) Bank's decision not to renew the Revolving Facility
                  beyond any Availability Period applicable thereto; or

                        (4) Borrowers' decision not to accept Bank's offer to
                  renew the Revolving Facility upon such terms and conditions as may be offered by Bank.

                  (e) Borrower may at any time prepay the Term Loan in full or in part provided such prepayment is accompanied by the fee set forth in Paragraph 3.3. Partial prepayments shall be applied to the most remote installments of the Term Loan.

                  (f) The Term Loan shall, at GTBC's election, bear interest at a rate per annum equal to the Reference Rate or, subject to the requirements set forth in Section 2.6, the Offshore Rate plus 1.85 percent, the LIBOR Rate plus 1.85 percent, or a combination thereof; provided, however, that no more than seven designations of optional interest rates under the Revolving Credit and the Term Loan may be in effect at any one time. No CD Rate Portion shall be available for the Term Loan.

                  (g) GTBC shall pay interest monthly on the first day of each month and, with respect to each Offshore Rate Portion and LIBOR Rate Portion, on the last day of the each Interest Period applicable thereto, in each case until the last day of the Term Loan Maturity Date, on which date all accrued and unpaid interest shall be due and payable.

                  (h) Each Reference Rate Portion shall be in a principal amount not less than $100,000. Each Offshore Rate Portion and LIBOR Rate Portion shall be in a principal amount not less than $500,000 or not less than $1,000,000 for Interest Periods less than 30 days.

            2.6 Special Provisions Relating to Offshore Rate Portions, LIBOR Rate Portions and CD Rate Portions. Offshore Rate Portions, LIBOR Rate Portions and CD Rate Portions are subject to the following:

                  (a) No Interest Period for an Offshore Rate Portion, LIBOR
            Rate Portion or a CD Rate Portion under the Revolving Facility shall end later than the last day of the Availability Period, and no Interest Period for an Offshore Rate Portion, a LIBOR Rate Portion or a CD Rate Portion relating to the Term Loan shall end later than the Term Loan Maturity Date.

                  (b) Borrower may not elect an Offshore Rate or a LIBOR Rate with respect to any portion of the principal balance of the Term Loan which is scheduled to be repaid before the last day of the applicable Interest Period.

                  (c) An Offshore Rate Portion, a LIBOR Rate Portion and a CD
            Rate Portion shall not be converted to a different interest rate during its Interest Period. Upon the expiration of an Interest Period, an Offshore Rate Portion, a LIBOR Rate Portion and a CD Rate Portion shall thereafter bear interest at the rate related to the Reference Rate unless Borrowers elects a new interest rate as provided hereunder.

                  (d) Any payment of an Offshore Rate Portion, a LIBOR Rate
            Portion or a CD Rate Portion prior to the last day of the Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including mandatory payments required under this Agreement and applied by Bank to an Offshore Rate Portion, a LIBOR Portion or a CD Rate Portion shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the offshore Dollar inter-bank markets, the London inter-bank markets or the certificate of deposit markets, as applicable, for a period starting on the date it was repaid and ending on the last day of the Interest Period for such portion.

                  (e) Bank shall have no obligation to accept an election for an
            Offshore Rate Portion, a LIBOR Portion or a CD Rate Portion if any of the following described events has occurred and is continuing:

                              (i) Dollar deposits in the principal amount, and
                        for periods equal to the interest period, of an Offshore Rate Portion, a LIBOR Portion or a CD Rate Portion are not available in the offshore Dollar inter-bank markets, the London inter-bank markets or the certificate of deposit markets, as applicable; or

                              (ii) the Offshore Rate, LIBOR Rate or CD Rate does
                        not accurately reflect the cost of an Offshore Rate Portion, a LIBOR Portion or a CD Rate Portion.

                  (f) Upon the occurrence of an Event of Default, Bank may
            terminate the availability of the Offshore Rate, LIBOR Rate and CD Rate for Interest Periods commencing after the occurrence of the Event of Default.

            2.7 Mandatory Payment. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, Borrowers shall pay to Bank, upon Bank's election and demand, the amount of the excess. Payments under this Paragraph may be applied to the obligations of Borrowers to Bank in the order and manner as Bank in its discretion may determine. Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at Bank's option, be used to prepay, or held as cash collateral to secure, Borrowers' obligations to Bank with respect thereto.


3.  Fees and Expenses.

            3.1 Unused commitment fee. Borrowers shall pay Bank a fee on any difference between (a) the Revolving Credit Limit and

(b) the amount of credit (including outstanding advances and issued but undrawn letters of credit) Borrowers actually use hereunder under the Revolving Facility, determined by the weighted average of the unused portion of the Revolving Credit provided under this Agreement during the specified period. The fee will be calculated at the rate of 0.25% per annum. This fee is due on September 30, 1996 and quarterly thereafter until the last day of the Availability Period.

            3.2 Waiver Fee. If Bank, at its discretion, agrees to waive or amend any terms of this Agreement, Borrowers shall pay Bank a waiver fee in the amount of $1,000 for each waiver or amendment. Nothing in this Paragraph shall imply that Bank is obligated to agree to any waiver or amendment requested by Borrowers. Bank may impose additional requirements as a condition to any waiver or amendment.

            3.3 Prepayment Fee. If any portion of the Term Loan is prepaid, directly or indirectly, other than with the proceeds of Permitted Subordinated Debt or a private or public secondary stock offering, then Borrower shall pay to Bank, concurrently with any such prepayment, a fee equal to the percentage indicated below of the prepaid principal portion of the Term Loan:


                        Period                         Percentage Fee

            From and including the Closing                  1.00%
            Date to but excluding the first
            anniversary thereof

            From and including the first                    0.75%
            anniversary of the Closing Date
            to but excluding the second
            anniversary thereof

            From and including the second                   0.50%
            anniversary of the Closing Date to
            but excluding the third anniversary
            thereof

            From and including the third                    None
            anniversary of the Closing Date
            and thereafter

            3.4  Expenses.

                  (a) Borrowers agree to pay to Bank, on demand, all reasonable out-of-pocket costs and expenses
            incurred by Bank in connection with this Agreement, including, but not limited to, filing and search fees.

                  (b) Borrowers agree to pay to Bank, on demand, all costs and expenses incurred by Bank in connection with the preparation of this Agreement and any agreement or instrument required by this Agreement Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

                  (c) Borrowers agree to reimburse Bank for the cost of periodic audits and appraisals (excluding Bank's audit conducted in October 1995, which shall be for the account of Bank) of the Collateral at such intervals as Bank may reasonably require; provided, however, that Borrowers' obligations under this Paragraph 3.3(c) shall not exceed $35,000 in any calendar year so long as no Event of Default has occurred and is continuing. The audits and appraisals may be performed by employees of Bank or by independent auditors or appraisers.

4.  Collateral.

            4.1 Personal Property (Borrowers). All obligations of Borrowers under this Agreement and under any interest rate protection agreements from time to time entered into with Bank shall be secured by one or more security agreements executed by Borrowers as debtor in favor of Bank as secured party, granting Bank a security interest in the following personal property of
Borrowers:

                  (a)  Receivables.

                  (b)  Inventory.

                  (c)  Machinery, equipment, and fixtures.

                  (d)  Patents, trademarks and other general intangibles.

The personal property shall be more particularly described in the security agreement(s) executed by Borrowers. All personal property securing this Agreement and any interest rate protection agreements shall also secure all other present and future obligations of Borrowers to Bank and all personal property securing any other present or future obligations of Borrowers to Bank shall also secure Borrowers' obligations under this

Agreement.

In addition, all obligations of GTBC under the Term Loan shall be secured by one or more security agreements executed by GTBC as debtor in favor of Bank as secured party, granting Bank a security interest in 65% of any stock and other securities of Caratti owned by GTBC (provided that Bank shall hold, but not have a security interest in, all stock and other securities of Caratti and Bank will have "come-along" rights with respect to such other stock). Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). If any of such stock collateral is margin stock, GTBC shall provide Bank with a Form U-1 Purpose Statement, confirming that none of the proceeds of credit provided under this Agreement will be used to buy or carry any margin stock. If GTBC has obtained any other credit from Bank for the purpose of buying or carrying margin stock (purpose loan), then such stock collateral shall not secure such purpose loan, and any collateral securing the purpose loan shall not secure GTBC's obligations under its Guaranty.

            4.2 Personal Property (Guarantors). All obligations of Guarantors shall be secured by one or more security agreements executed by such guarantor in favor of Bank, granting Bank a security interest in the following personal property of such guarantor:

                  (a)  Receivables.

                  (b)  Inventory.

                  (c)  Machinery, equipment, and fixtures.

                  (d)  Patents, trademarks and other general intangibles.

The personal property shall be more particularly described in the security agreement(s) executed by such guarantors.


5.  Extensions of Credit, Payments and Interest Calculations

            5.1 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to Bank or in any other manner acceptable to Bank.

            5.2 Oral Requests. At Bank's sole discretion in each instance, Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates.

Advances will be deposited into and repayments will be withdrawn from GTBC's commercial account number 14586-26007 at Bank's South Orange County Regional Commercial Banking Office, or such other account(s) as may be specified in writing by Borrowers. Telephone requests may be made by any one of the individuals authorized to sign loan agreements on behalf of any Borrower, or any other individual designated by any one of such authorized signers. Bank shall be entitled to rely upon telephone instructions from persons it reasonably believes to be authorized by any Borrower to make such requests without making independent inquiry. Borrowers and each of them hereby indemnify Bank for, and holds Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Bank's in-house counsel), however arising, which Bank suffers or incurs based on or arising out of extensions of credit or payments made on any telephone request except that Bank shall not be indemnified against its own gross negligence or wilful misconduct. The provisions of this Paragraph shall survive termination of this Agreement.

            5.3 Disbursements and Payments. Each disbursement by Bank and each payment by Borrowers under this Agreement shall be made in immediately available funds and at Bank's South Orange County Regional Commercial Banking Office or such other branch of Bank as Bank and Borrowers may from time to time select by mutual agreement.

            5.4 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch of Bank as Bank may from time to time select.

            5.5 Evidence of Indebtedness. Principal, interest and all other sums due Bank under this Agreement shall be evidenced by entries in records maintained by Bank, and, if required by Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by Bank.

            5.6  Direct Debit (Pre-Billing)

                  (a) Borrowers hereby authorizes Bank to debit GTBC's account number 14586-26007 at Bank's South Orange County Regional Commercial Banking Office (the "Designated Account") in the amount of principal, interest, fees or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. Bank shall debit the account on the date such amounts become due, or, if such due date is not a Banking Day, on the next Banking Day after such due date. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Paragraph, such debit will be reversed and such amount will remain unpaid.

                  (b) Approximately 10 days prior to each due date, Bank will mail to Borrowers a statement of the amounts that will be due on that due date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the due date, and that there will be no changes in the applicable interest rate.

                  (c) Bank will debit the Designated Account for the Billed
            Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                        (1) If the Billed Amount is less than the Accrued
                  Amount, the Billed Amount for the following due date will be increased by the amount of the discrepancy. Borrowers will not be in default by reason of any such discrepancy.

                        (2) If the Billed Amount is more than the Accrued
                  Amount, the Billed Amount for the following due date will be decreased by the amount of the discrepancy.

            Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Bank will not pay Borrowers interest on any overpayment.

            5.7 Banking Day. Any sum payable by Borrowers hereunder which becomes due on a day which is not a Banking Day shall be due on the next Banking Day after such due date. Any payments received by Bank on a day which is not a Banking Day shall be deemed to be received on the next Banking Day after such date of receipt.

            5.8 Taxes and Other Charges. Borrowers agree to make all payments or reimbursements under this Agreement free and clear of and without deduction for any present or future taxes, levies, imposts, fees or other charges of any kind which may be imposed by any governmental authority with respect to such payments or reimbursements. If any such taxes are imposed by any governmental authority, Borrowers will pay such taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Upon request by Bank, Borrowers will confirm payment of all such taxes by delivery of official tax receipts or notarized copies thereof to Bank within 30 days after the due date for each tax payment. This Paragraph shall not apply with respect to any taxes which are imposed on or measured by Bank's net income by any jurisdiction.

            5.9 Increased Costs. Borrowers shall reimburse or compensate Bank, upon demand by Bank, for all costs incurred, losses suffered or payments made by Bank which are applied or allocated by Bank to this Agreement (all as determined by Bank using any reasonable method of calculation) by reason of any statute, regulation, or any request or requirement of any regulatory agency, whether or not having the force of law, which is applicable to all or a class of all national banks, including:

                  (a) any and all present or future reserve, deposit or similar requirements applied against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank; and

                  (b) any and all present or future capital or similar
            requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank.

            5.10 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365 day year were used.

            5.11 Late Payments; Compounding. Any sum payable by Borrowers hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus three percentage points. At the option of Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

            5.12 Default Rate. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, advances under the Revolving Facility shall at the option of Bank bear interest at a rate per annum which is one percentage point higher than the rate of interest otherwise provided under this Agreement.

            5.13 Overdrafts. At Bank's sole option in each instance, Bank may do one of the following if any Borrower overdraws any of its accounts with Bank:

                  (a) Bank may make advances under the Revolving Facility to prevent or cover an overdraft on any account of any Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate applicable to advances under the Revolving Facility.

                  (b) Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with Bank.

This Paragraph shall not be deemed to authorize any Borrower to create overdrafts on any of such Borrower's accounts with Bank.

            5.14 Payments in Kind. The proceeds of collections of Receivables, when received by Bank in kind, shall be credited to interest, principal, and other sums due Bank under this Agreement in the order and proportion determined by Bank in its sole discretion. All such credits shall be conditioned upon collection and any returned items may, at Bank's option, be charged to Borrowers.


6.  Conditions to Availability of Credit.

            Bank's obligation to extend credit under this Agreement is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank:

            6.1 Conditions to Revolving Facility and Term Loan. Before the continuation of the Revolving Facility under this Agreement and the making of the Term Loan:

                  (a)  The Collateral Agreements;

                  (b) All Collateral, if any, in which Bank wishes
            to have a possessory security interest, except for the Caratti stock, which shall be delivered as soon as issued, but in no event later than 45 days after the date hereof;

                  (c) Financing statements, fixture filings with respect to the real properties commonly known as 3100 West Segerstrom Avenue, Santa Ana, California, and 2330 South Yale Street, Santa Ana, California (collectively, the "Santa Ana Property"), assignments, notices and such other documentation as Bank may reasonably request to perfect Bank's security interest in the Collateral;

                  (d) Evidence that the security interests and liens in favor of
            Bank are valid, enforceable and prior to the rights and interests of others except those consented to in writing by Bank;

                  (e) Continuing Cross-Guaranty of GT and all U.S. Subsidiaries
            of GT in favor of Bank, guarantying all amounts owing hereunder and any extensions of credit by Bank or any of its affiliates to any Borrower and Caratti;

                  (f) Evidence that the execution, delivery, and performance by each Borrower of this Agreement and the execution, delivery, and performance by each Borrower and any guarantor of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized;

                  (g) Evidence that Borrowers have obtained the insurance
            coverage required under Article 8 of this Agreement;

                  (h) Evidence that GTBC has acquired all the issued and
            outstanding capital stock of Caratti;

                  (i) All representations and warranties, including without
            limitation, all financial and business information previously delivered or conveyed to Bank shall have been true and correct in all material respects.

            6.2 Conditions to Each Extension of Credit. Before each extension of credit, including the first:

                  (a) If required by Bank (1) a borrowing certificate, in form and detail satisfactory to Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based, (2) copies of the invoices or the record of invoices from any Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the Receivable Debtors, and (3) as soon as reasonably practicable but in no event later than 30 days after Bank's request, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables; and

                  (b) Any original executed instruments or agreements required under Article 2.

            6.3 Conditions to Second Disbursement of Term Loan. Before making the second $3,000,000 disbursement of the Term Loan, evidence that concurrently therewith all conditions precedent to the effectiveness of the Caratti Facility are being satisfied, including without limitation that all amounts owing under the Barclays Bank Facilities are then being paid in full with the proceeds of the second disbursement of the Term Loan and the proceeds of the Caratti Facility, and any liens of Barclays Bank in connection therewith are being terminated.


7.  Representations and Warranties

            Each Borrower and each Guarantor jointly and severally represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

            7.1 Organization. GT and each of its Subsidiaries are corporations duly organized and existing under the laws of the state of their respective organization, and the execution, delivery, and performance of this Agreement by each Borrower and each Guarantor and of any instrument or agreement required by this Agreement are within each Borrower's and each Guarantor's corporate powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organizational papers of each Borrower and each Guarantor;

            7.2 No Conflicts. Except as disclosed in Schedule 7.2 hereto, the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which GT or any of its Subsidiaries is a party or by which GT or any of its Subsidiaries is bound or affected;

            7.3 Enforceability. This Agreement is a legal, valid and binding agreement of each Borrower and each Guarantor, enforceable against each Borrower and each Guarantor in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other, similar laws affecting the enforcement of creditor's rights generally or by general principles of equity;

            7.4 Good Standing. GT and each of its Subsidiaries are properly licensed and in good standing in each state in which GT and its Subsidiaries are doing business, and GT and its Subsidiaries have qualified under, and complied with, where required, the fictitious name statute of each state in which GT and its Subsidiaries are doing business, except where the failure to be so licensed, in good standing,or qualified would not have a Material Adverse Impact;

            7.5 Compliance with Laws. GT and each of its Subsidiaries have complied with all federal, state, and local laws, rules, and regulations affecting the business of GT and each of its Subsidiaries including, but not limited to, laws regulating GT's or its Subsidiaries' sales or the furnishing of services to Receivable Debtors and disclosures in connection therewith, except where the failure to so comply would not have a Material Adverse Impact;

            7.6 Ownership of Collateral. Except as has been disclosed in writing to Bank, all Collateral described in Article 4 of this Agreement is owned by Borrowers or Guarantors free and clear of all security interests, liens, encumbrances and rights of others except the rights of Bank under any security agreements required under this Agreement and those consented to in writing by Bank;

            7.7 Permits, Franchises. GT and its Subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable GT and its Subsidiaries to conduct the business in which they are now engaged, except where the failure to possess such items would have a Material Adverse Impact;

            7.8 Perfected Security Interest in Collateral. No further action is necessary in order to establish and perfect Bank's lien on or security interest in the Collateral, except for (i) the filing of a financing statement with respect to the Collateral, (ii) the delivery to Bank of any Collateral as to which possession is the only method of perfecting a security interest therein,
(iii) the filing of a security agreement covering patents, trademarks, and similar collateral with the U.S. Patent and Trademark Office, and (iv) the recording of a fixture filing with any county recorder's office;

            7.9 Litigation. Except as disclosed on Schedule 7.9 hereto, there is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of GT or any of its Subsidiaries, threatened, against or affecting such Borrower or its Subsidiaries or its property, the adverse determination of which might have a Material Adverse Impact;

            7.10 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default;

            7.11 Other Obligations. Neither GT nor any of its Subsidiaries is in default under any other agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property to which GT or any of its Subsidiaries is a party as borrower, guarantor, installment purchaser or lessee, except where being in default of such obligations would have a Material Adverse Impact;

            7.12 Income Tax Returns. Except as disclosed on Schedule 7.12 hereto, neither GT nor any of its Subsidiaries has any knowledge of any pending assessments or adjustments with respect to its income tax liabilities for any year;

            7.13 Information Submitted. All financial and other information that has been or will be submitted by GT or any of its Subsidiaries to Bank, including GT's consolidated financial statement dated as of June 30, 1996, is and will be:

                  (a) prepared in accordance with generally accepted accounting principles consistently applied;

                  (b) true and correct in all material respects and is complete insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof;

                  (c)  in form and content required by Bank; and

                  (d) in compliance with all government regulations applicable thereto;

            7.14 No Material Adverse Change. There has been no material adverse change in the financial condition of GT or any of its Subsidiaries since the date of its most recent financial statements submitted to Bank;

            7.15 Merchantable Inventory. All Inventory which is included in the Borrowing Base is of good and merchantable quality and free from any material defects;

            7.16  ERISA Plan Compliance.

                  (a) GT and its Subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability in excess of $250,000 with respect to any ERISA Plan under Title IV of ERISA;

                  (b) No reportable event has occurred under Section 4043(b) of
            ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice;

                  (c) No action by GT or any of its Subsidiaries to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA; and

                  (d) No proceeding has been commenced with respect to an ERISA
            Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding;

            7.17 Location of GT and Subsidiaries. GT's and each of its Subsidiaries' place of business (or, if GT or any of its Subsidiaries has more than one place of business, its chief executive office) is located at the address listed on Schedule 7.17 hereto.


8.  Covenants

            So long as credit is available under this Agreement and until full and final payment of all of Borrowers' obligations under this Agreement and any instrument or agreement required under this Agreement, GT shall, and shall cause each of its Subsidiaries to, unless Bank waives compliance in writing:

            8.1 Notices of Certain Events. Promptly give written notice to Bank of:

                  (a) all litigation affecting GT or any of its Subsidiaries where the amount claimed is $500,000 or more;

                  (b) any substantial dispute which may exist between GT or any of its Subsidiaries and any governmental regulatory body or law enforcement authority;

                  (c) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

                  (d) the occurrence of any reportable event under Section
            4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice; any action by GT or any of its Subsidiaries to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under
            Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under Section 4042 of ERISA;

                  (e) any other matter which has resulted or is reasonably
            likely to have a Material Adverse Impact;

            8.2 Financial and Other Information. Deliver to Bank in form and detail reasonably satisfactory to Bank, and in such number of copies as Bank may reasonably request:

                  (a) Within 90 days after the end of each fiscal year, GT's consolidated financial statements for such year, audited by a certified public accountant with an unqualified opinion, and GT's consolidating financial statements for such year, prepared by GT with a comparison to projections for such fiscal year and the results of the prior fiscal year;

                  (b) Within 30 days after the end of each month, GT's
            consolidated and consolidating financial statements for such period and the fiscal year to date, prepared by GT with a comparison to projections for such period and year-to-date and the same period and year-to-date period for the prior fiscal year;

                  (c) Within 30 days after the end of each fiscal quarter, a compliance certificate, substantially in the form of Exhibit A attached hereto, with appropriate insertions, signed by a responsible officer of GT;

                  (d) Not less than 30 days prior to the end of each fiscal year of GT, monthly projections for the following fiscal year, prepared by GT. The balance sheet and cash flow projections shall be prepared on a consolidated basis and the income statement projection shall be prepared on a consolidated and consolidating basis;

                  (e) Within 30 days after the date of filing with the
            Securities and Exchange Commission, copies of GT's Form 10-K Annual Report, Form 10-Q Quarterly Report and any Form 8-K Current Report;

                  (f) Within 20 days after the end of each monthly accounting period, a borrowing certificate setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory as of the last day of the preceding month;

                  (g) Within 20 days after the end of each monthly accounting period, a summary report and detailed statement showing, separately for (i) Receivable Debtors located in the United States and Canada outside of Quebec and (ii) Receivable Debtors located elsewhere, an aging and reconciliation of Receivables;

                  (h) Within 20 days after the end of each monthly accounting period, a summary report and detailed statement showing an aging of accounts payable and held checks;

                  (i) If collections are required to be delivered to Bank, a schedule of the amounts so collected and delivered to Bank;

                  (j) Within 20 days after the end of each monthly accounting period a summary report and detailed schedule of Inventory itemizing and describing separately for each class of Inventory the kind, quality and quantity thereof, its cost, and such other information as Bank may reasonably request;

                  (k) Within 20 days after the end of each semi-annual period, a listing of the names and addresses of all Receivable Debtors;

                  (l) Promptly upon request of Bank, such other statements,
            lists of property and accounts, budgets, forecasts or reports as to GT or any of its Subsidiaries as Bank may reasonably request;

            8.3 Books, Records, Audits and Inspections. Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over GT or any of its Subsidiaries or GT's or any of its Subsidiaries' business. Further, GT and each of its Subsidiaries will permit employees or agents of Bank at any reasonable time, at least semi-annually, to inspect the Collateral and GT's and any of its Subsidiaries' properties, to conduct appraisals of the Collateral, and to examine or audit GT's and any of its Subsidiaries' books, accounts, and records and make copies and memoranda thereof. Notwithstanding anything to the contrary elsewhere in this Agreement, if Bank elects to conduct more than two (2) audits of GT or any of its Subsidiaries in any calendar year at a time when no Event of Default has occurred and is continuing, Bank will bear the cost of such additional audits. In the event any Collateral, properties, books, accounts or records are in the possession of or under the control of a third party, GT and each of its Subsidiaries shall direct and hereby authorize such third party to permit access to Bank's employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Paragraph, and to respond to any requests from Bank for information concerning the amount, status or condition of any Collateral in such third party's possession or control;

            8.4 Fixed Charge Coverage Ratio. Cause GT to achieve on a consolidated basis a Fixed Charge Coverage Ratio of at least (a) 1.45 to 1.00 through December 30, 1997 and (b) 1.75 to 1.00 thereafter. This ratio shall be calculated quarterly using the results of the most recently concluded quarterly accounting period and each of the three immediately preceding quarterly accounting periods; provided, however, that: (i) the current portion of long term debt and capital leases shall be measured as of the last day of the most recently concluded quarterly accounting period, and (ii) with respect to the calculations as of the first, second, and third fiscal quarters of GT's fiscal year ending 1996, interest expense in the denominator of the ratio calculation shall be annualized on a year-to-date basis;

            8.5 Quick Ratio. Cause GT to maintain at all times on a consolidated basis, measured quarterly, the sum of cash, short-term cash investments, marketable securities not classified as long-term investments, and trade accounts receivable, at least equal to 0.55 times the sum of current liabilities plus that portion of the Revolving Facility classified as long-term debt;

            8.6 Other Indebtedness. Not create or incur any indebtedness for borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Paragraph shall not be deemed to prohibit:

                  (a) direct or contingent obligations owed to Bank;

                  (b) the acquisition of goods, supplies or merchandise on
            normal trade credit;

                  (c) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

                  (d) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

                  (e) indebtedness and lease obligations existing as of the date of this Agreement and which have been disclosed to Bank in writing;

                  (f) obligations under guaranties which do not exceed at any time an aggregate amount for GT and its Subsidiaries of $500,000;

                  (g) additional indebtedness for the acquisition of fixed or capital assets, including capital lease obligations, which does not exceed an aggregate principal amount for GT and its Subsidiaries of $2,000,000 in any fiscal year of GT;

                  (h) indebtedness of any party to this Agreement owing to any other party to this Agreement;

                  (i) Permitted Subordinated Debt; and

                  (j) until the earlier of (i) 30 days after the date hereof and
            (ii) the closing of the Caratti Facility, indebtedness outstanding on the date hereof owing to Barclays Bank under the Barclays Bank Facilities;

            8.7 Liens. Not create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

                  (a) security interest(s) and deed(s) of trust in favor of Bank;

                  (b) liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Bank in writing;

                  (c) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty;

                  (d) purchase money security interests in personal property hereafter acquired securing the obligations described in Paragraph 8.6(g) above, when the security interest does not extend beyond the property purchased;

                  (e) statutory liens of landlords and liens of carriers,
            warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being diligently contested in good faith;

                  (f) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of Social Security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (g) any attachment or judgment lien (including judgment or appeal bonds) which shall, within 45 days after the entry thereof, have been discharged, bonded or execution thereof stayed pending appeal, or which shall have been discharged or bonded within 45 days after the expiration of any such stay;

                  (h) leases or subleases of real property granted to others not interfering with the ordinary conduct of the business of GT and its Subsidiaries;

                  (i) easements, rights of way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of GT or any of its Subsidiaries at any location;

                  (j) any interest, title or lien of a lessor under any
            operating lease;

                  (k) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (l) liens (including capitalized leases) and respective
            property acquired, constructed, or improved by GT or any of its Subsidiaries after the date of this Agreement, which liens exist or are created at the time of acquisition or completion of construction or improvement of such property, or within 60 days thereafter, to secure indebtedness incurred pursuant to Section 8.6(g), but any such lien shall cover only the property so acquired or constructed and any improvements thereto (and any real property on which such property is located, if such property is a building, improvement or fixtures); and

                  (m) until the earlier of (i) 30 days after the date hereof and
            (ii) the closing of the Caratti Facility, liens securing indebtedness outstanding on the date hereof owing to Barclays Bank under the Barclays Bank Facilities;

            8.8 Acquisitions. Without Bank's prior written consent, not acquire or purchase all or substantially all of the assets or business of any other person, firm, corporation, or any division thereof, or acquire or purchase securities; provided, however, that this Paragraph shall not prohibit:

                  (a) the acquisition or purchase of obligations issued or
            guarantied by the United States;

                  (b) the acquisition or purchase of short term marketable
            securities that do not constitute more than five percent of the capital stock, partnership interests, membership interests, or equity of any person, firm, or corporation;

                  (c) the acquisition or purchase of assets, business, or
            securities of a person, firm, or corporation if (i) such acquisition or purchase has been approved by the board of directors or similar governing body of the person, firm, or corporation whose assets, business, or securities are to be acquired or purchased, (ii) the total consideration to be paid (including assumption of debt) for any such acquisition or purchase does not exceed $1,000,000 in any fiscal year, (iii) the outstanding indebtedness of the person, firm, or corporation to be acquired or purchased would not, when incurred or assumed by GT or any of its Subsidiaries and added to the outstanding indebtedness of GT and its Subsidiaries, violate any provision of Paragraph 8.6 above, and (iv) the total rental payments due in the then current fiscal year of GT under operating leases of the person, firm, or corporation to be acquired would not, when added to the total rental payments under operating and capital leases of GT and its Subsidiaries due in GT's then current fiscal year, exceed the amount permitted for such fiscal year in Paragraph 8.10 below;

                  (d) Any subsidiary of GT may be merged or consolidated with or into GT, any Borrower, or any of GT's Subsidiaries, or be liquidated, wound up or dissolved, or all or substantially all of the business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of in one transaction or a series of transactions, to GT or any of GT's U.S. Subsidiaries; provided, however, that in the case of such a merger or consolidation (i) GT or one of GT's U.S. Subsidiaries shall be the continuing or surviving corporation, (ii) immediately before and immediately after any such consolidation, merger or other disposition, no Event of Default or event which with notice, lapse of time, or both would become an Event of Default shall have occurred and be continuing, and (iii) no disposition under this Subsection 8.8(d) shall release GT, any surviving Borrower or any of GT's Subsidiaries from liability in respect of the indebtedness hereunder; and

                  (e) the acquisition by GTBC of the stock of Caratti for a cash purchase price not exceeding U.K.#9,000,000;

            8.9 Dividends. Not declare or pay any dividends on any of its shares except dividends payable in capital stock of GT or any of its Subsidiaries, and not purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto;

            8.10 Operating and Capital Leases. Not enter into any operating or capital lease of any real or personal property which would cause its aggregate annual rental payments under all such operating leases plus payments under all such capital leases to exceed $3,000,000 in any fiscal year of GT;

            8.11 Capital Ownership. Not cause, permit, or suffer any change, direct or indirect, in any Subsidiaries' capital ownership;

            8.12 Covenant to Guarantee Obligations. At such time as any new direct or indirect domestic Subsidiary is formed or acquired by GT (excluding Subsidiaries of GT that are also Borrowers), cause such new Subsidiary that is a wholly owned Subsidiary to (i) within 10 days thereafter or such later time as Borrowers, GT, and Bank shall agree (but in any event no later than 30 additional days thereafter), duly execute and deliver to Bank guarantees, in form and substance satisfactory to Bank, guaranteeing Borrowers' obligations under this Agreement;

            8.13 Sales and Leasebacks. Not dispose of any of its assets except for full, fair and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets;

            8.14 Existence and Properties. Maintain and preserve GT's and each of its Subsidiaries' existence and all rights, privileges and franchises now enjoyed, conduct GT and each of its Subsidiaries' business in an orderly, efficient and customary manner, keep all properties of GT and each of its Subsidiaries in good working order and condition consistent with past practices, and from time to time make all needed repairs, renewals or replacements thereto and thereof consistent with past practices so that the efficiency of such property shall be fully maintained and preserved;

            8.15 Liquidations and Mergers. Not liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture or other combination, except as permitted in Paragraph 8.8(d) of this Agreement;

            8.16 Sale of Assets. Not sell, lease, or otherwise dispose of its business or assets as a whole or such as in the opinion of Bank constitute a substantial portion of its business or assets except in the ordinary course of its business as heretofore conducted, except as permitted in Paragraph 8.8(d) of this Agreement;

            8.17 Consignments. Prior to placement of any Inventory on consignment with any person ("Consignee"):

                  (a) Provide Bank with all consignment agreements and other instruments and documentation to be used in connection with such consignment, all of which agreements, instruments and documentation must be in form and substance satisfactory to Bank;

                  (b) Prepare, execute and file appropriate financing statements with respect to any consigned Inventory showing the Consignee as debtor, the relevant Borrower or the relevant Guarantor as secured party, and Bank as assignee of secured party;

                  (c) Prepare, execute and file appropriate financing statements with respect to any consigned

            Inventory showing the relevant Borrower or the relevant Guarantor as debtor and Bank as secured party;

                  (d) After all financing statements referred to in
            subparagraphs (b) and (c) above have been filed, conduct a search of all filings made against the Consignee in all jurisdictions in which the consigned Inventory is to be located, and deliver to Bank copies of the results of all such searches;

                  (e) Notify, in writing, all creditors of the Consignee which are or may be holders of security interests in the Inventory to be consigned that the relevant Borrower and the relevant Guarantor expects to deliver certain Inventory to the Consignee, all of which Inventory shall be described in such notice by item or type;

            8.18 Insurance. Maintain and keep in force fire and hazard insurance policies covering the tangible property comprising the Collateral. Each such insurance policy shall be in an amount equal to the full replacement value of such Collateral, shall include a replacement cost endorsement, shall be issued by an insurance company reasonably acceptable to Bank, and shall include a loss payable endorsement in favor of Bank in a form reasonably acceptable to Bank. GT and each of its Subsidiaries shall also maintain and keep in force insurance reasonably satisfactory to Bank as to amount, nature and carrier covering property damage (including use and occupancy) to GT's and each of its Subsidiaries' other properties, public liability insurance including coverage for contractual liability, product liability, property damage and workers' compensation, and any other insurance which is usual for GT's and each of its Subsidiaries' business. Without limiting the foregoing, policies of product liability insurance shall provide coverage in an aggregate amount per year of not less than $25,000,000 with deductibles or self-insured retention not exceeding $100,000 per claim and $500,000 per year for all claims in the aggregate. If at any time the premium due for the product liability coverage described in the preceding sentence should become so expensive as to be neither commercially reasonable nor prudent to carry such coverage, GT and its Subsidiaries may reduce such coverage; provided, however, that the reduced coverage shall in no event be less than $5,000,000 in the aggregate per year. GT and each of its Subsidiaries shall deliver to Bank upon Bank's request a copy of each insurance policy or, if permitted by Bank, a certificate of insurance listing all insurance in force;

            8.19 Compliance with Laws. At all times comply with, or cause to be complied with in all material respects, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any governmental authority having jurisdiction over GT or any of its Subsidiaries or GT's or any of its Subsidiaries' businesses, including but not limited to laws regulating GT's or any of its Subsidiaries' sales to or performance of services for Receivable Debtors and disclosures in connection therewith;

            8.20 Accuracy of Financial Information. Cause all financial information, including information relating to the Collateral, upon submission by GT or any of its Subsidiaries to Bank to be true and correct in all material respects and complete to the extent necessary to give Bank a true and accurate knowledge of the subject matter thereof;

            8.21 Additional Acts. Perform, on request of Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or otherwise to carry out the intent of this Agreement;

            8.22 Business Activities. Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations;

            8.23 Change in Name, Structure or Location. Notify Bank in writing prior to any change in (a) GT's or any of its Subsidiaries' name, (b) GT's or any its Subsidiaries' business or legal structure, or (c) GT's or any of its Subsidiaries' place of business or chief executive office if GT or any of its Subsidiaries has more than one place of business;

9.  Events of Default

            The occurrence of any of the following Events of Default shall terminate any obligation on the part of Bank to extend credit under this Agreement and, at the option of Bank under all Paragraphs except Paragraphs 9.5 and 9.6, and automatically in the case of Paragraphs 9.5 and 9.6, shall make all obligations of Borrowers to Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, except as specifically provided below:

            9.1 Failure to Pay. Any Borrower fails to pay, within two (2) Banking Days of when due, any installment of interest or principal or any other sum due under this Agreement in accordance with the terms hereof;

            9.2 Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made;

            9.3 Falsity of Information. Any financial or other information delivered by GT or any of its Subsidiaries to Bank proves to be false or misleading in any material respect;

            9.4 Security Interest. Bank fails to have a valid and enforceable perfected security interest in or lien on the Collateral or such security interest or lien fails to be prior to the rights and interest of others except those consented to in writing by Bank;

            9.5 Failure to Pay Debts; Voluntary Bankruptcy. GT or any of its Subsidiaries fails to pay its debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

            9.6 Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against GT or any of its Subsidiaries, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of GT or any of its Subsidiaries, and such petition or appointment is not dismissed or withdrawn or does not cease to be in effect within 60 days of filing or appointment;

            9.7 Suits. One or more suits are filed against GT or any of its Subsidiaries, by a trade creditor or trade creditors of such person in the aggregate amount of $500,000 or more and are not being contested in good faith by appropriate proceedings by such person;

            9.8 Judgments. One or more judgments or arbitration awards are entered against GT or any of its Subsidiaries on a claim or claims not covered by insurance and remain undischarged, unvacated, unbonded, or unstayed for a period of 30 days or in any event later than five days prior to any proposed sale under any such judgment or award, or GT or any of its Subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of $500,000 or more on a claim or claims not covered by insurance;

            9.9 Suspension of Business. GT or any of its Subsidiaries voluntarily suspends its business for more than five business days in any 30 day period;

            9.10 Governmental Action. Any governmental regulatory authority takes or institutes action which, in the opinion of Bank, will materially adversely affect GT's or any of its Subsidiaries' condition, operations or ability to pay any of their respective obligations owing to Bank;

            9.11 Default of Other Financial Obligations. Any default which is not waived (prospectively or retroactively) occurs under any other agreement involving the borrowing of money or the extension of credit in the amount of $250,000 or more to which GT or any of its Subsidiaries may be a party as borrower, guarantor or installment purchaser if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation;

            9.12 Default under Guaranty or Subordination Agreement. Any guaranty, subordination agreement or other agreement or instrument required hereunder is breached or becomes ineffective or any default which is not waived (prospectively or retroactively) occurs under any such agreement or instrument;

            9.13 Misuse of Collateral. Bank, in good faith, considers any Collateral to be unsafe or in danger of misuse by GT or any of its Subsidiaries to the extent that Bank's prospect of or right to payment or performance under this Agreement or any instrument or agreement required hereunder is materially impaired;

            9.14 Default of Other Bank Obligations. Any default which is not waived (prospectively or retroactively) occurs under any other obligation of GT or any of its Subsidiaries to Bank or to any subsidiary or affiliate of Bank and such default is not cured within 30 days if in Bank's reasonable discretion such default is capable of being cured;

            9.15 Material Adverse Change. Any material adverse change occurs in the financial condition or results of operations of GT or any of its Subsidiaries or in GT's or any of its Subsidiaries' ability to perform its obligations under this Agreement or under any instrument or agreement required by this Agreement;

            9.16 ERISA Plan Termination. Any ERISA Plan termination or any full or partial withdrawal from an ERISA Plan occurs which could result in liability of GT or any of its Subsidiaries to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of Bank, will have a material adverse effect on the financial condition of GT or any of its Subsidiaries;

            9.17 Breach of Certain Covenants. Any Borrower or any Guarantor fails to comply with or perform any term or provision contained in Paragraphs 8.2(a) through 8.2(e), inclusive, Paragraphs 8.2(j) through 8.2(l), inclusive, and Paragraph 8.3 of this Agreement, and such failure is not remedied or waived in writing of Bank within 30 days of the occurrence thereof, or any Borrower or any Guarantor fails to comply with or perform any term or provision contained in Paragraphs 8.2(f) through 8.2(i), inclusive, of this Agreement and such failure is not remedied or waived in writing by Bank within 10 days of the occurrence thereof;

            9.18 Breach of Other Covenants. Any Borrower or any Guarantor fails to comply with or perform any term or condition contained in this Agreement other than those specifically referred to in Paragraph 9.17 above or elsewhere in this Article 9;

            9.19 Effectiveness of Caratti Facility. Failure for any reason of the Barclays Bank Facilities to be terminated, and the Caratti Facility to concurrently become effective, within 30 days after the date hereof.

            9.20 Registry and Delivery of Caratti Stock. All shares of Caratti have not been entered in Caratti's U.K. Register of Members showing GTBC as the holder of such shares or all of such shares have not been delivered to Bank with undated signed stock power certificates within 45 days after the date hereof.

                  Upon the occurrence of any event which, with notice or lapse of time or both would become an Event of Default, Bank may decline to extend further credit to Borrowers under this Agreement until the event has been cured or no longer exists.

10.  Miscellaneous

            10.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither any Borrower nor any Guarantor shall assign this Agreement or any of the rights, duties or obligations of such Borrower or any Guarantor hereunder without the prior written consent of Bank.

            10.2 Consents and Waivers. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

            10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

            10.4 Administration Costs. Borrowers and GT agree to pay to Bank, on demand, all reasonable costs and expenses incurred by Bank in connection with the administration of this Agreement and any instrument or agreement required under this Agreement, subject to any limitations provided elsewhere in this Agreement.

            10.5  Joint and Several Liability.

                  (a) Each Borrower agrees that it is jointly and severally
            liable to Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers or any Guarantor. Bank may bring an action against any Borrower, whether an action is brought against any other Borrower or any Guarantor.

                  (b) Each Borrower agrees that any release which may be given by Bank to any other Borrower or any Guarantor will not release such Borrower from its obligations under this Agreement.

                  (c) Each Borrower waives any right to assert against Bank any defense, setoff, counterclaim, or claims which such Borrower may have against any other Borrower or any Guarantor or any other party liable to

            Bank for the obligations of Borrowers under this Agreement.

                  (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of any other Borrower or any Guarantor and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of any other Borrower or any Guarantor.

                  (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower or any Guarantor under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower or any Guarantor.

                  (f) Borrowers and each of them represent and warrant to the
            Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. Borrowers agree that Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

                  (g) Each Borrower waives any right of subrogation,
            reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S.
            Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower or any Guarantor with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Borrower or any Guarantor, and waives any benefit of, and any right to participate in, any security now or hereafter held by Bank.

            10.6 Attorneys' Fees. Borrowers and GT agree to pay to Bank, on demand, all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement and preservation of any rights or remedies under this Agreement and any instrument or agreement required under this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

            10.7 Integration. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

            10.8 Disposition of Schedules, Reports, Etc. Delivered by GT or Subsidiaries. Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by GT or any of its Subsidiaries and shall destroy or otherwise dispose of same at such time as Bank, in its discretion, deems appropriate.

            10.9 Confidentiality. Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by GT or any of its Subsidiaries in connection with this Agreement and agrees and undertakes that neither it nor any of its affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Bank may disclose such information (i) at the request of any regulatory authority or in connection with an examination of Bank by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable law; (iv) at the express direction or any other agency of any State of the United States of America or of any other jurisdiction in which Bank conducts its business; and (v) to Bank's independent auditors and other professional advisors.

            10.10 Returned Merchandise. Until Bank exercises its rights to collect the Receivables as provided under any security agreement required under this Agreement, each Borrower or each Guarantor may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by such Borrower or such Guarantor or upon such other disposition of the merchandise by the Receivable Debtor in accordance with such Borrower's or such Guarantor's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

            10.11 Verification of Receivables. Bank may at any time, either orally or in writing, request confirmation from any Receivable Debtor of the current amount and status of the Receivable upon which such Receivable Debtor is obligated.

            10.12 Participations. Bank may at any time sell to any other person, firm, or corporation (a "Participant") participations in a portion of the obligations of Borrowers and Guarantors under this Agreement. On condition that any Participant or prospective Participant agrees to keep information concerning GT or any of its Subsidiaries confidential on substantially the terms of Paragraph 10.9 above, Borrowers and Guarantors authorize Bank to disclose to any prospective Participant and any Participant any and all information in Bank's possession concerning GT and any of its Subsidiaries, this Agreement and the Collateral.

            10.13 Indemnification. Each Borrower and each Guarantor agree to indemnify Bank against, and hold Bank harmless from, all claims, actions, losses, costs and expenses (including reasonable attorneys' fees and allocated costs for in-house legal services) incurred by Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating any Borrower's or any Guarantor's sales to or performance of services for Receivable Debtors and disclosures in connection therewith. The provisions of this Paragraph shall survive termination of this Agreement.

            10.14  Arbitration; Reference Proceeding.

                  (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                  (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

                  (c) A controversy or claim which is not submitted to
            arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                  (d) No provision of this paragraph shall limit the right of any party to this Agreement to exercise
            self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

            10.15 Notices. All notices required hereunder shall be personally delivered or sent by first class mail, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing.

            10.16 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

            10.17 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

            10.18 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

            10.19 Amendment and Restatement of Existing Agreement. This Agreement amends and restates the Existing Agreement. Any extensions of credit outstanding under the Existing Agreement shall be deemed outstanding hereunder with the same tenor and, as applicable, interest periods as under the Existing Agreement, but with any changes in interest rate margins set forth herein to be effective on any continuing LIBOR Rate Portions and Offshore Rate Portions outstanding as of the date hereof.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION


By:_________________________
       E. M. Amendt
       Vice President


Address where notices to Bank are to be sent:

3233 Park Center Drive, 2nd
Floor
Costa Mesa, California  92626

GT BICYCLES CALIFORNIA, INC.
RITEWAY PRODUCTS EAST, INC.
RITEWAY PRODUCTS NORTH
  CENTRAL, INC.
RITE-WAY DISTRIBUTORS
  CENTRAL, INC.
RITE-WAY DISTRIBUTORS, INC.
GT BICYCLES, INC.


By:_________________________
        Michael Haynes
         President

Address where notices to all
Borrowers and GT are to be
sent:

3100 West Segerstrom Avenue
Santa Ana, California  92704
Attn:  Chief Financial
Officer

                                 SCHEDULE 1.1(b)

                            (Locations of Inventory)

                                  SCHEDULE 7.2

                             (Conflicting Documents)

                                  SCHEDULE 7.9

                                  (Litigation)

                                  SCHEDULE 7.12

                 (Pending Income Tax Assessments or Adjustments)

                                  SCHEDULE 7.17

                       (Locations of GT and Subsidiaries)

                                    EXHIBIT A

                                     FORM OF
                             COMPLIANCE CERTIFICATE


To:  BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION


        Reference is made to that certain Second Amended and Restated Credit Agreement (Receivables and Inventory) dated as of August 12, 1996, among Bank of America National Trust and Savings Association and GT Bicycles California, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc., Rite-Way Distributors Central, Inc., Rite-Way Distributors, Inc. and GT Bicycles, Inc. (the "Credit Agreement"). Capitalized terms not otherwise defined in this Certificate shall have the meanings ascribed to them in the Credit Agreement. This Certificate is delivered in accordance with Paragraph 8.2(c) of the Credit Agreement.

I.      COMPLIANCE WITH FINANCIAL COVENANTS

        Computations showing compliance with certain paragraphs of the Credit Agreement are as follows:

        Paragraph 8.5; Quick Ratio. As of the date of the attached financial statements, the quick ratio was calculated as follows:

    (a)     The sum of:

            cash                                             $

            plus short-term cash investments                 $

            plus marketable securities not
            classified as long-term investments              $

            plus trade accounts receivable                   $

            equals                                           $

            Divided by                                       $

    (b)     The sum of:

            current liabilities                              $
            plus the portion of the
            Revolving Facility classified
            as long-term debt                                $


            equals                                           $

    (c)     The sum of the components of
            section (a) above divided by the
            sum of the components of section (b)
            above equals, expressed as a ratio:              : 1

            minimum permitted:                               : 1

        Paragraph 8.4; Fixed Charge Coverage Ratio. As of the date of the attached financial statements, the Fixed Charge Coverage Ratio was calculated as follows for the period consisting of the most recently ended fiscal quarter plus the immediately preceding three fiscal quarters ("Fiscal Period"):

    (a)     The sum of:

            net income (or loss) from operations
            (excluding extraordinary or non-
            recurring gains) for the Fiscal
            Period                                           $

            plus interest expense                            $

            plus depreciation expense for
            the Fiscal Period                                $

            plus amortization expense                        $

            plus equity contributions and
            subordinated loans                               $

            minus dividends paid                             $

            equals                                           $

            Divided by                                       $

    (b)     The sum of:

            current portion of long-term
            debt and capital leases for
            the Fiscal Period                                $
            plus capital expenditures made
            in cash for the Fiscal Period                    $

            plus interest expense for
            the Fiscal Period                                $

            equals                                           $

    (c)     The sum of the components of section
            (a) above divided by the sum of the
            components of section (b) above
            equals, expressed as a ratio:                    : 1

            minimum permitted:                               : 1

    Paragraph 8.6; Other Indebtedness. As of the date of the attached financial statements:

            the outstanding amount of obligations under guaranties described in Paragraph 8.6(f) was $_________________.

            maximum permitted:                             $500,000

            the outstanding amount of indebtedness incurred for the acquisition of fixed or capital assets in the current fiscal year of GT under
            Paragraph 8.6(g) was $               .

            maximum permitted:                             $2,000,000 in
                                                           any fiscal year

    Paragraph 8.7; Liens.  As of the date of the attached
    financial statements, the outstanding amount of obligations
    secured by liens was $              .

            maximum permitted:                             $2,000,000 in
                                                           any fiscal year


    Paragraph 8.8; Acquisitions. [Neither GT nor any Subsidiary has acquired or purchased any assets or businesses except as permitted under subparagraphs
    (a) and (b) and (e) of Paragraph 8.8.] [The following acquisitions or purchases of assets or businesses, excluding those permitted under subsections (a) and (b) of Paragraph 8.8, have occurred: [briefly describe transactions]. The total consideration paid (including assumption of debt) in the current fiscal year of GT for these transactions was $________________.]

            maximum permitted:                             $1,000,000 in
                                                           any fiscal year

    Paragraph 8.10; Operating Capital Leases. As of the date of the attached financial statements, the aggregate amount of rental payments due under operating leases and payments due under capital leases in the current fiscal year of GT is $______________.

            maximum permitted:                             $3,000,000 in
                                                           any fiscal year


II.     PERFORMANCE OF OBLIGATIONS

        A review of the activities of GT and Borrowers during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period all Guarantors and Borrowers performed and observed all of their respective obligations. To the best knowledge of the undersigned, during the fiscal period covered by this Certificate, all covenants and conditions have been so performed and observed and no Event of Default or event which with notice or lapse of time or both would be an Event of Default has occurred and is continuing, with any exceptions set forth below, in response to which Borrowers and GT have taken or propose to take the following actions (if none, so state):




III.    NO MATERIAL ADVERSE CHANGE

        To the best knowledge of the undersigned, no event or circumstance has occurred that constitutes a material adverse change under Paragraph 9.15 of the Credit Agreement since the date the most recent Certificate was executed and delivered, with any exceptions being set forth below (if none, so state):



        This Certificate is by a responsible officer of GT and Borrowers. The undersigned hereby certify that each and every matter contained herein is derived from GT's and its

Subsidiaries' books and records and is, to the best knowledge of the undersigned, true and correct.


        Dated:   ___________, 19___.


            In signing below, the undersigned is executing this Certificate on behalf of all Guarantors and all Borrowers.


                                    _________________________

                                    _________________________
                                    Printed Name and Title

                            CONTINUING CROSS-GUARANTY



To:   Bank of America National Trust
      and Savings Association



      (1) For valuable consideration, the undersigned ("Guarantors") jointly and severally unconditionally guarantee and promise to pay to Bank of America National Trust and Savings Association ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of GT Bicycles California, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc.; Rite-Way Distributors Central, Inc., and Rite-Way Distributors, Inc., and Caratti Sport Ltd (collectively, the "Borrowers") to Bank. The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrowers or any one or more of them, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by Bank by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrowers may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

      (2) The liability of Guarantors under this Guaranty (exclusive of liability under any other guaranties executed by Guarantors) shall not exceed at any one time the U.S. Dollar equivalent total of (a) an amount equal to the sum of (i) all indebtedness owing by any Borrower to Bank in connection with interest rate protection agreements entered into with Bank, (ii) all indebtedness owing by any Borrower to Bank relating to any duty/VAT deferment guaranties issued by Bank in the United Kingdom, and (iii) $95,000,000, for the principal amount of other indebtedness owing by any Borrower to Bank and (b) all interest, fees, and other costs and expenses relating to or arising out of such indebtedness. If, due to currency exchange rate fluctuations, the indebtedness exceeds the foregoing limitation in U.S. Dollars, such increased indebtedness shall nonetheless be covered by this Continuing Guaranty. Bank may permit the indebtedness to exceed Guarantors' liability, and may apply any amounts received from any source, other than from Guarantors, to the unguaranteed portion of the indebtedness. This is a continuing guaranty relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied. Any payment by Guarantors shall not reduce Guarantors' maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

      (3) The obligations hereunder are joint and several, and independent of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against Guarantors whether action is brought against any Borrower or whether any Borrower be joined in any such action or actions; and Guarantors waive the benefit of any statute of limitations affecting Guarantors' liability hereunder.

      (4) Guarantors authorize Bank, without notice or demand and without affecting Guarantors' liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or any of the indebtedness, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

      (5) Guarantors waive any right to require Bank to (a) proceed against any Borrower; (b) proceed against or exhaust any security held from any Borrower; or
(c) pursue any other remedy in Bank's power whatsoever. Guarantors waive any defense arising by reason of any disability or other defense of any Borrower, or the cessation from any cause whatsoever of the liability of any Borrower, or any claim that Guarantors' obligations exceed or are more burdensome than those of any Borrower. Until the indebtedness shall have been paid in full, even though the indebtedness is in excess of Guarantors' liability hereunder, Guarantors waive any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty, and Guarantors waive any right to enforce any remedy which Bank now has or may hereafter have against any Borrower, and waive any benefit of, and any right to participate in, any security now or hereafter held by Bank. Guarantors waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.

      (6) (a) Guarantors understand and acknowledge that if Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that Guarantors may have to seek reimbursement, contribution, or indemnification from Borrowers or others based on any right Guarantors may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Guarantors under this Guaranty. Guarantors further understand and acknowledge that in the absence of this paragraph, such potential impairment or destruction of Guarantors' rights, if any, may entitle Guarantors to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, Guarantors freely, irrevocably, and unconditionally:
(i) waive and relinquish that defense and agree that Guarantors will be fully liable under this Guaranty even though Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness; (ii) agree that Guarantors will not assert that defense in any action or proceeding which Bank may commence to enforce this Guaranty; (iii) acknowledge and agree that the rights and defenses waived by Guarantors in this Guaranty include any right or defense that Guarantors may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledge and agree that Bank is relying on this waiver in creating the indebtedness, and that this waiver is a material part of the consideration which Bank is receiving for creating the indebtedness.

            (b) Guarantors waive any rights and defenses available to Guarantors by reason of Sections 2787 to 2855, inclusive, of the California Civil Code including, without limitation, (1) any defenses Guarantors may have to its obligations under this Guaranty by reason of an election of remedies by Bank and
(2) any rights or defenses Guarantors may have by reason of protection afforded to any Borrower with respect to any of the indebtedness pursuant to the antideficiency or other laws of California limiting or discharging any of the indebtedness, including, without limitation, Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

            (c) Guarantors waive all rights and defenses arising out of an election of remedies by Bank, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantors' rights of subrogation and reimbursement against any Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

            (d) No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

      (7) Guarantors acknowledge and agree that they shall have the sole responsibility for obtaining from each Borrower such information concerning such Borrower's financial condition or business operations as Guarantors may require, and that Bank has no duty at any time to disclose to Guarantors any information relating to the business operations or financial conditions of any Borrower.

      (8) To secure all of Guarantors' obligations hereunder, Guarantors assign and grant to Bank a security interest in all moneys, securities and other property of Guarantors now or hereafter in the possession of Bank, all deposit accounts of Guarantors maintained with Bank, and all proceeds thereof. Upon default or breach of any of Guarantors' obligations to Bank, Bank may apply any deposit account to reduce the indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantors.

      (9) Any obligations of any Borrower to Guarantors, now or hereafter existing, including but not limited to any obligations to Guarantors as subrogees of Bank or resulting from Guarantors' performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of any Borrower to Guarantors if Bank so requests shall be enforced and performance received by Guarantors as trustees for Bank and the proceeds thereof shall be paid over to Bank on account of the indebtedness to Bank, but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this Guaranty.

      (10) This Guaranty may be revoked at any time by Guarantors in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantors do not renounce. Such revocation shall be effective upon actual receipt by Bank at the address shown below of written notice of revocation. Revocation shall not affect any of Guarantors' obligations or Bank's rights with respect to transactions which precede Bank's receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of Bank authorized hereunder. Revocation by any other guarantor of the indebtedness shall not affect any obligations of any nonrevoking Guarantors. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by any Borrower to Bank is rescinded or must be returned by Bank to any Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

      (11) It is not necessary for Bank to inquire into the powers of any Borrower or of the officers, directors, partners or agents acting or purporting to act on such Borrower's behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

      (12) Bank may, without notice to Guarantors and without affecting Guarantors' obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantors agree that Bank may disclose to any assignee or purchaser and any purchaser of all or part of the indebtedness any and all information in Bank's possession concerning Guarantors, this Guaranty, and any security for this Guaranty.

      (13) Guarantors agree to pay all reasonable attorneys' fees, including allocated costs of Bank's in-house counsel, and all other costs and expenses which may be incurred by Bank (a) in the enforcement of this Guaranty or (b) in the preservation, protection, or enforcement of any rights of Bank in any case commenced by or against Guarantors under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

      (14) (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Guaranty or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

            (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

            (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

            (d) No provision of this paragraph shall limit the right of any party to this Guaranty to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

      (15) This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

      (16) In each instance when any Borrower shall have agreed, relative to any indebtedness, to pay or provide any of your branches or affiliates with any amount of money that is other than that which is locally in common circulation at the time as currency in the place where such agreement is made, and such amount is not actually paid or provided as and when agreed or within such time as you may deem reasonable, the undersigned will, upon request and as you may elect, either pay or provide the amount in the exact currency and place as agreed by such Borrower or pay or provide you at your lending office in the United States with the equivalent of the amount in U.S. Dollars at your then prevailing rate for sales of the kind of currency agreed to be paid or provided.

      (17) Notwithstanding the foregoing, the liability of each Guarantor except GT Bicycles, Inc. (each, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors") ) under this guaranty shall not exceed at any time the "Maximum Guarantied Amount" as to such Subsidiary Guarantor. As used herein, "Maximum Guarantied Amount" as to any Subsidiary Guarantor shall mean the greatest of, in the sole judgment and at the election of Bank (i) the reasonably equivalent value actually received by such Subsidiary Guarantor as a result of the indebtedness (including, without limitation, investments made in, and capital contributions or advances made to, such Subsidiary Guarantor, directly or indirectly, by any Borrower with the proceeds of any credit extended under the any agreement relating to the indebtedness), in exchange for or in connection with its guaranty of the indebtedness, and (ii) 95% of the "Qualified Net Worth" of such Subsidiary Guarantor, as of the date hereof, and (iii) 95% of the "Qualified Net Worth" of such Subsidiary Guarantor, as of the date demand for payment is made under this guaranty.

      As used herein, "Qualified Net Worth" means the excess of (A) the amount of the "Fair Value" of the assets of such Subsidiary Guarantor as of the date of determination, over the (B) the amount of the "Fair Value" of the consolidated liabilities of such Subsidiary Guarantor as of the date of determination.

      As used herein, "Fair Value" of any assets means the amount which may be realized, as of the calculation date, within a reasonable time, either through collection of such assets or sale of such assets at the regular market value, understanding "regular market value" to mean the amount which could be obtained for the assets in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions. As used herein, "Fair Value" of consolidated liabilities means the present value, as of a calculation date, of all liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, but excluding any liabilities under this guaranty; and provided that contingent or unliquidated liabilities shall be valued as of a calculation date at the amount which, in light of all the facts and circumstances existing at such time, represents the amount which could reasonably be expected to become an actual matured liability. Notwithstanding the foregoing, Bank may permit the indebtedness of the Borrowers to exceed any Subsidiary Guarantor's liability under this guaranty.

      (18) This guaranty amends and restates that certain guaranty dated as of November 29, 1995 executed and delivered by GT Bicycles, Inc.


      Executed as of August 12, 1996.





                      GT BICYCLES, INC.
                      GT BICYCLES CALIFORNIA, INC.
                      RITEWAY PRODUCTS EAST, INC.
                      RITEWAY PRODUCTS NORTH CENTRAL, INC.
                      RITE-WAY DISTRIBUTORS CENTRAL, INC.
                      RITE-WAY DISTRIBUTORS, INC.


                      By:____________________________________
                                Michael Haynes
                                 President

Address for notices to Bank:                   Address for notices to Guarantor:

3233 Park Center Drive, 2nd Floor              3100 West Segerstrom Avenue
Costa Mesa, California  92626                  Santa Ana, California  92704
                                               Attn: Chief Financial Officer

                           FIRST AMENDED AND RESTATED
                               SECURITY AGREEMENT



                 1. THE SECURITY. Each of GT Bicycles, Inc., GT Bicycles California, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc., Rite-Way Distributors Central, Inc., Rite-Way Distributors, Inc. (individually, a "Debtor" and collectively, "Debtors") hereby assigns and grants to Bank of America National Trust and Savings Association ("Bank") a security interest in the following described property ("Collateral"):

                        A. All of the following, whether now owned or hereafter
                  acquired such Debtor: accounts, contract rights, chattel paper, instruments, deposit accounts, and general intangibles.

                         B. All inventory now owned or hereafter acquired by
                 such Debtor.

                         C. All machinery, furniture, fixtures and other
                 equipment of every type now owned or hereafter acquired by such Debtor.

                         D. All negotiable and nonnegotiable documents of title
                 now owned or hereafter acquired by such Debtor covering any of the above-described property.

                         E. All patents and patent applications and all rights
                 corresponding thereto throughout the world, and all unpatented or unpatentable developments and inventions.

                         F. All trademarks, service marks, logos, and all United
                 States, state and/or foreign applications for registration and registrations thereof, all trade names, trade styles, designs, and the like, all elements of package or trade dress of goods, the goodwill of such Debtor's business connected with the use of, and symbolized by any of the above, and all property of such Debtor necessary to produce any products sold under any of the above.

                         G. All copyrights and copyrighted works, all derivative
                 works thereof, all mask works of semiconductor chip products, and United States and/or foreign applications for registration and registrations thereof.

                         H. All computer software programs developed or to be
                 developed by such Debtor or in which such Debtor asserts or could assert a proprietary interest; all personal property, including but not limited to source codes, object codes or similar information, which is necessary to the practical utilization of such programs; all tangible property of such Debtor embodying or incorporating any such programs.

                         I. All trade secrets, proprietary information, customer
                 lists, instructional materials, working drawings, manufacturing techniques, process technology documentation, and product formulations.

                         J. All rights to damages or profits due or accrued
                 arising out of past, present or future infringement of the Collateral or injury to such Debtor's good will connected with the use of the Collateral and the right to sue therefor.

                         K. All renewals, modifications, amendments, re-issues,
                 divisions, continuations in whole or part, and extensions of any Collateral.

                         L. All rights under contracts of insurance now owned or
                 hereafter acquired by such Debtor covering any of the above-described property.

                         M. All proceeds, products, rents and profits now owned
                 or hereafter acquired by such Debtor of any of the above-described property.

                         N. All books and records now owned or hereafter
                 acquired by such Debtor pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

                 2. THE INDEBTEDNESS. The Collateral secures and will secure all obligations of each Debtor to Bank under (i) that certain Continuing Cross-Guaranty dated as of August 12, 1996, executed by Debtors in favor of Bank (as such guaranty may be amended, extended, renewed or otherwise modified from time to time, the "Guaranty"), (ii) that certain Second Amended and Restated Credit Agreement (Receivables and Inventory) dated as of August 12, 1996 (as such agreement may be amended, extended, renewed or otherwise modified from time to time, the "Credit Agreement") and (iii) under any instrument or agreement required under or in connection with the Guaranty or the Credit Agreement (the "Indebtedness"), whether the Indebtedness is now or hereafter existing, voluntary or involuntary, due or not due, or absolute or contingent.

                 3. WARRANTIES AND REPRESENTATIONS. Each Debtor jointly and severally represents and warrants to Bank as follows:

                         A. Exhibit A to this Agreement is a complete list of
                 all patents, federal trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefor, in which any Debtor has registered, or has registrations pending, with the United States Copyright Office or the United States Patent and Trademark Office.

                         B. Exhibit B to this Agreement is a complete list of
                 all patents, trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefor, in which any Debtor has registered, or has registrations pending, with appropriate offices outside of the United States.

                         C. Exhibit C to this Agreement is a complete list of
                 all patents, trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefor, in which any Debtor has registered, or has registrations pending, with any State patent or trademark registration office.

                         D. Each Debtor has full power and authority to execute
                 this Agreement and perform its obligations hereunder, and to subject the Collateral to the security interest transferred hereby.

                         E. Each Debtor is the lawful owner of the entire right,
                 title and interest in and to all the Collateral, free and clear of all liens, charges, encumbrances, claims of infringement, setoffs, counterclaims, licenses, shop rights, and covenants not to sue third persons, except such rights and licenses as are granted upon commercially reasonable terms and in the ordinary course of business or as Bank has consented to in writing.

                 4. DEBTORS' COVENANTS RE PATENTS, TRADEMARKS, ETC. Each Debtor jointly and severally covenants and warrants that unless compliance is waived by Bank in writing:

                         A. Debtors will at their expense properly maintain the
                 Collateral and shall not fail to renew and shall not otherwise abandon any Collateral. Debtors will, at their expense, diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof, will maintain in effect all issued patents and will renew all trademark and service mark registrations, including payment of any and all maintenance and renewal fees relating thereto; Debtors also will promptly make application on any patentable but unpatented inventions, registerable but unregistered trademarks and service marks, and copyrightable but uncopyrighted works. This Paragraph 4.A shall not apply to any Collateral, or any such applications or registrations, which Debtors determine in good faith is or are not material to their ordinary course of business.

                         B. Debtors will at its expense protect and defend all
                 rights in the Collateral against any claims and demands of all persons other than the Bank and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral, except in those instances where Debtors, in good faith, determine that it would not be commercially reasonable to enforce such rights and that the infringement will not have a material adverse impact on Debtors or their business or operations. No Debtor will license or transfer any of the Collateral except upon commercially reasonable terms and in the ordinary course of business.

                         C. Debtors will promptly notify Bank of any acquisition
                 (by adoption and use, purchase, license or otherwise) of any patent, trademark or service mark registration, copyright registration, mask work registration, and applications therefor, and unregistered trademarks and service marks and copyrights, throughout the world, which are granted or filed or acquired after the date hereof or which are not listed on Exhibit A, Exhibit B, or Exhibit C hereto. Debtors authorize Bank, without notice to any Debtor, to modify this

                 Agreement by amending Exhibit A, Exhibit B, or Exhibit C, as applicable, to include any such Collateral.

                         D. Debtors will promptly notify Bank of any legal
                 process which is levied against the Collateral and any other event which may have a material adverse effect on the value of the Collateral (including, but not limited to, conduct which might infringe on any Collateral) or the rights and remedies of Bank in relation thereto, and Debtors will enforce all rights in the Collateral against any and all infringers thereof, except in those instances where Debtors, in good faith, determines that it would not be commercially reasonable to enforce such rights and that the infringement will not have a material adverse impact on Debtors or their businesses or operations.

                 5. DEBTORS' COVENANTS RE ALL COLLATERAL. Each Debtor jointly and severally covenants and warrants that unless compliance is waived by Bank in writing:

                         A. Each Debtor will, at the request of Bank, execute
                 such other agreements, documents or instruments in connection with this Agreement as Bank may reasonably deem necessary, including, but not limited to, those documents prepared by Bank which, at Bank's option, Bank chooses to record with any governmental entity, in any State or at the Federal level or in any foreign country, relating to the security interest Bank holds in the Collateral.

                         B. Debtors will pay to Bank, on demand, the amounts of
                 any fees required to be paid in connection with recordation of this Agreement or any other agreement, document, or instrument evidencing Bank's security interest and any other rights in or to the Collateral.

                         C. Debtors will properly preserve the Collateral;
                 defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

                         D. Debtors have notified Bank in writing of, and will
                 notify Bank in writing prior to any change in, the locations of
                 (i) any Debtor's place of business or any Debtor's chief executive office if any Debtor has more than one place of business, and (ii) any Collateral, including the Books and Records.

                         E. Debtors will notify Bank in writing prior to any
                 change in any Debtor's name, identity or business structure.

                         F. Debtors will maintain and keep in force insurance
                 covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies reasonably acceptable to Bank and include a loss payable endorsement in favor of Bank in a form reasonably acceptable to Bank.

                         G. Except as may otherwise be permitted by the Credit
                 Agreement, no Debtor has granted nor will grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Bank.

                         H. No Debtor will sell, lease, agree to sell or lease,
                 or otherwise dispose of, or remove from any Debtor's places of business (i) any inventory except in the ordinary course of business as heretofore conducted by Debtors, or (ii) any other Collateral except for commercially reasonable terms in the ordinary course of business.

                         I. Debtors will promptly notify Bank in writing of any
                 event which materially adversely affects the value of the Collateral, the ability of any Debtor or Bank to dispose of the Collateral, or the rights and remedies of Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

                         J. If any Collateral is or becomes the subject of any
                 registration certificate or negotiable document of title, including any warehouse receipt or bill of lading, Debtors shall immediately deliver such document to Bank.

                         K. After the date of this Agreement, no Debtor will
                 attach any material amount of Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless Debtors first obtain (i) the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by Bank of the Collateral from such real property or fixture or (ii) Bank's written waiver of the requirement of obtaining such consent. Such written consent shall be in form and substance acceptable to Bank and shall provide that Bank has no liability to such owner, holder of any lien, or any other person except to repair any damage caused by Bank's removal of the Collateral.

                         L. Until Bank exercises its rights to make collection,
                 Debtors will diligently collect all Collateral consisting of rights to payment, including without limitation accounts and general intangibles.

                 6. ADDITIONAL OPTIONAL REQUIREMENTS. Each Debtor jointly and severally agreed that Bank may at its option at any time, whether or not any Debtor is in default:

                         A. Require Debtors to deliver to Bank (i) copies of or
                 extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

                         B. Examine the Collateral, including the Books and
                 Records, and
                 make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

                         C. Require Debtors to deliver to Bank any instruments
                 or chattel paper.

                         D. Require Debtors to obtain Bank's prior written
                 consent to any sale, lease, agreement to sell or lease, or other disposition of any inventory outside of the ordinary course of Debtors' business.

                 7. DEFAULTS. Any one or more of the following shall be a default hereunder:

                         A. An Event of Default occurs under and as defined in
                 the Guaranty or the Credit Agreement.

                         B. Any Debtor breaches any term, provision, warranty or
                 representation under this Agreement; provided, however, that Debtors shall have thirty (30) days within which to cure any breach under Paragraphs 3.B or 3.C above.

                         C. Except as permitted under the Credit Agreement, any
                 involuntary lien of any kind or character attaches to any Collateral.

                 8. BANK'S REMEDIES AFTER DEFAULT. In the event of any default Bank may do any one or more of the following:

                         A. Declare any Indebtedness immediately due and
                 payable, without notice or demand.

                         B. Enforce the security interest given hereunder
                 pursuant to the Uniform Commercial Code and any other applicable law.

                         C. Enforce the security interest of Bank in any deposit
                 account of any Debtor maintained with Bank by applying such account to the Indebtedness.

                         D. Require Debtors to assemble the Collateral,
                 including the Books and Records, and make them available to Bank at a place designated by Bank.

                         E. Enter upon the property where any Collateral,
                 including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Debtors' equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

                         F. Grant extensions and compromise or settle claims
                 with respect to the Collateral for less than face value, all without prior notice to any Debtor.

                         G. Use or transfer any of Debtors' rights and interests
                 in any Intellectual Property now owned or hereafter acquired by Debtors, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Debtors agree that any such use or transfer shall be without any additional consideration to Debtors. As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labelling, in which any Debtor has any right or interest, whether by ownership, license, contract or otherwise.

                         H. Have a receiver appointed by any court of competent
                 jurisdiction to take possession of the Collateral.

                         I. Require Debtors to segregate all collections and
                 proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.

                         J. Notify any account debtors, any buyers of the
                 Collateral, or any other persons of Bank's interest in the Collateral.

                         K. Require Debtors to direct all account debtors to
                 forward all payments and proceeds of the Collateral to a post office box under Bank's exclusive control.

                         L. Demand and collect any payments and proceeds of the
                 Collateral. In connection therewith Debtors irrevocably authorize Bank to endorse or sign any Debtor's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to any Debtor and remove therefrom any payments and proceeds of the Collateral.

                         M. Take such measures as Bank may deem necessary or
                 advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and each Debtor hereby irrevocably constitutes and appoints Bank as such Debtor's attorney-in-fact to perform all acts and execute all documents in connection therewith.

                 9.      JOINT AND SEVERAL LIABILITY.

                         A. Each Debtor agrees that it is jointly and severally
                 liable to Bank
                 for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Debtors. Bank may bring an action against any Debtor, whether an action is brought against any other Debtor.

                         B. Each Debtor agrees that any release which may be
                 given by Bank to any other Debtor will not release such Debtor from its obligations under this Agreement.

                         C. Each Debtor waives any right to assert against Bank
                 any defense, setoff, counterclaim, or claims which such Debtor may have against any other Debtor or any other party liable to Bank for the obligations of Debtors under this Agreement.

                         D. Each Debtor agrees that it is solely responsible for
                 keeping itself informed as to the financial condition of any other Debtor and of all circumstances which bear upon the risk of nonpayment. Each Debtor waives any right it may have to require the Bank to disclose to such Debtor any information which the Bank may now or hereafter acquire concerning the financial condition of any other Debtor.

                         E. Each Debtor waives all rights to notices of default
                 or nonperformance by any other Debtor under this Agreement. Each Debtor further waives all rights to notices of the existence or the creation of new indebtedness by any other Debtor.

                         F. Debtors and each of them represent and warrant to
                 the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. Debtors agree that Bank will not be required to inquire as to the disposition by any Debtor of funds disbursed in accordance with the terms of this Agreement.

                         G. Each Debtor waives any right of subrogation,
                 reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Debtor may now or hereafter have against any other Debtor with respect to the indebtedness incurred under this Agreement. Each Debtor waives any right to enforce any remedy which Bank now has or may hereafter have against any other Debtor, and waives any benefit of, and any right to participate in, any security now or hereafter held by Bank.

                 10.     MISCELLANEOUS.

                         A. Any waiver, express or implied, of any provision
                 hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.

                         B. Each Debtor shall, at the request of Bank, execute
                 such other
                 agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.

                         C. All notes, security agreements, subordination
                 agreements and other documents executed by any Debtor or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.

                         D. This Agreement shall be governed by and construed
                 according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

                         E. All rights and remedies herein provided are
                 cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

                         F. All terms not defined herein are used as set forth
                 in the Uniform Commercial Code.

                         G. In the event of any action by Bank to enforce this
                 Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Debtors agree to pay immediately the costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services.

                         H. This Agreement and any agreement or document
                 attached hereto, referred to herein or executed concurrently herewith, integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event any term of this Agreement conflicts with any term of the Credit Agreement or other document evidencing or relating to the Indebtedness, the term of the Credit Agreement or such other document shall govern the rights of the parties.

                         I. This Agreement amends and restates as one agreement
                 (i) each separate Security Agreement (Receivables, Inventory and Equipment) dated November 29, 1995, as amended, executed by each Debtor, and (ii) each separate Security Agreement (Patents, Trademarks, Copyrights, Computer Software) dated November 29, 1995, as amended, executed by GT Bicycles California, Inc., and Riteway Products North Central, Inc.


Dated:  August 27, 1996


                          BANK OF AMERICA NATIONAL TRUST
                          AND SAVINGS ASSOCIATION


                          By:
                              ___________________________________
                                       E. M. Amendt
                                      Vice President


                          GT BICYCLES, INC.
                          GT BICYCLES CALIFORNIA, INC.
                          RITEWAY PRODUCTS EAST, INC.
                          RITEWAY PRODUCTS NORTH CENTRAL,
                           INC.
                          RITE-WAY DISTRIBUTORS CENTRAL, INC.
                          RITE-WAY DISTRIBUTORS, INC.


                          By:
                              ___________________________________
                                      Michael Haynes
                                        President

                                    EXHIBIT A

                      UNITED STATES PATENTS AND TRADEMARKS

      All owned by GT Bicycles California, Inc. unless otherwise indicated


                                                                              Patents
  Patent
Description                                                       Patent No.              Issue Date

Changeable Dropout Assembly                                       5,082,303                01/21/92
Bicycle Construction with Grooved                                 5,236,212                08/17/93
Structural Member
Rocker Arm and Rear Suspension                                    5,244,224                09/14/93
Bicycle
Bicycle Frame Composition (Elostomer                              5,269,552                09/03/92
TTI Suspension)
Bicycle Rear Suspension                                           5,259,637                11/09/93
(Double Rocker)
Bicycle Rear Suspension (Continuation)                            5,306,036                04/26/94
Bicycle Rear Suspension System                                    5,409,249                04/25/95


                           Pending Patent Applications


Patent Description                                                Application              Application
                                                                  Serial No.               Filing Date

Bicycle Rear Suspension System                                    08/227,009               04/13/94
(Continuation of LTS)
Aerodynamic Bicycle (Super Bike)                                  29/032,641               12/15/94


                             Trademark Registrations

Trademark Description                                          Registration No.         Registration
                                                                                             Date

Groove Tube                                                       1,774,659                06/01/93
Mt. Shasta                                                        1,688,959                05/26/92
GT All Terra and Design                                           1,683,721                04/21/92
Cycle Design CD and Design                                        1,680,245                03/24/92
Cycle Design (Black Letters)                                      1,832,703                04/26/94

Trademark Description                                          Registration No.          Registration
                                                                                             Date

Cycle Design (Stylized)                                           1,859,145                10/18/94
TCP Total Concept Plan                                            1,674,484                02/04/92
Rileway and Design                                                1,645,618                05/21/91
Dyno (Stylized Letters)                                           1,582,622                02/13/90
Hybrid                                                            1,573,225                12/26/89
Geicel and Design                                                 1,571,759                12/19/89
GT Triple Triangle and Design                                     1,567,013                11/21/89
Crossover                                                         1,563,269                10/31/89
GT                                                                1,516,316                12/13/88
Drain Pipe and Design                                             1,433,766                03/24/87
GT BMX and Design                                                 1,345,992                07/02/85
GT Bicycles Plus Design                                           1,818,446                01/25/94
Timberline                                                        1,884,831                03/21/95
Robinson and Design                                               1,320,570                02/19/85
Powerlite                                                         1,852,340                09/06/94
Dyno Boy                                                          1,447,655                09/02/94
Auburn                                                            1,553,648                04/23/90

Sanwa                                                             1,109,960                12/26/78
Traker1                                                           1,218,337                11/30/82
Timberlin1                                                        1,357,921                09/03/85

                         Pending Trademark Applications

Trademark Description                                             Application            Application
                                                                  Serial No.             Filing Date

Performer                                                         74/420,483               07/28/93
Duo Cycle (Stylized Letters)                                      74/360,681               02/22/93
Gearheads (Word Only)                                             74/607,023               12/05/94
HammerDown (Word Only)                                            74/607,024               12/05/94
Spin (Word Only)                                                  74/648,540               03/20/95

                                    EXHIBIT B

                         FOREIGN PATENTS AND TRADEMARKS

                    All owned by GT Bicycles California, Inc.


                                     Patents

Country                  Patent Description        Patent No.    Issue Date

Japan                    Rocker Arm Rear              61771       04/11/93
                         Suspension



                           Pending Patent Applications



Country                  Patent Description                        Application           Application
                                                                    Serial No.           Filing Date

Europe                   Rocker Arm Rear Suspension               PCT/US93/02227           03/05/93
(also filed for
in Taiwan)
New Zealand              Rocker Arm Rear Suspension                       251158           03/05/93
                         Bicycle
Brazil                   Rocker Arm Rear Suspension                            ?                  ?
                         Bicycle

                             Trademark Registrations

Country                  Trademark Description     Registration No.         Registration

GT All Terra and Design (GTA):

France                   GTA (France)                  1,651,360               02/21/91
United Kingdom           GTA (United Kingdom)          1,464,384               05/16/91
Switzerland              GTA (Switzerland)               389,923               05/14/91
Canada                   GTA (Canada)-                   438,411               01/27/95
                         (clothing only)
Germany                  GTA (Germany)                 2,027,743               01/11/93
Benelux                  GTA (Benelux)                   763,737               05/15/91
Austria                  GTA (Austria)                   140,409               02/19/92
Paraguay                 GTA (Paraguay)                  165,958               11/19/93
Colombia                 GTA (Columbia)                    17516               04/28/94
Japan                    GTA (Japan)                   2,694,728               09/30/94
Mexico                   GTA (Mexico)                    412,802               11/26/91

GT BMX:

Mexico                   GT BMX (Mexico)                 412,801               11/26/91
Japan                    GT BMX (Japan)                2,694,727               09/30/94
Switzerland              GT BMX (Switzerland)            344,157               08/20/85
South Africa             GT BMX (South Africa)           84/0051               01/18/84
Italy                    GT BMX (Italy)                  464,541               08/01/85
Australia                GT BMX (Australia)             A403,140 (Cls 12)      09/13/83
Australia                GT BMX (Australia)             A403,139 (Cls 25)      09/13/83
United Kingdom           GT BMX (Australia)             B1211971               03/26/86
Spain                    GT BMX (Spain)                1,111,359               05/05/88
Germany                  GT BMX (Germany)           1,087,401/12               02/09/94
Germany                  GT BMX (New '95 Design)    394 06 583.2               12/14/94
Benelux                  GT BMX (Benelux)                395,632               01/17/84
France                   GT BMX (France)               1,260,257               02/10/84
Canada                   GT BMX (Canada)                 322,523               01/09/87
Colombia                 GT BMX - New '95              94/058.693 (Cls 12)      03/00/95
                         Design (Colombia)
Colombia                 GT BMX - New '95             94/058.698 (Cls 25)      03/00/95
                         Design (Colombia)

Country              Trademark Description     Registration No.           Registration


GT BICYCLES (plus Wing Design):

Mexico               GT w/wings (Mexico)               412,804               11/26/91
Germany              GT w/wings (Germany)         394 06 581.6               12/14/94
Germany              GT - for letterhead only     394 06 584.0               12/14/94
                     (Germany)

ALL GT TERRA:

Canada               All GT Terra (Canada)             744,899               07/00/94
Germany              All GT Terra (Canada)        394 06 582.4               12/14/94
Mexico               Dyno (plus Design)                412,803               11/26/91
Mexico               Powerlite (plus Design)           451,425               05/17/93
Mexico               Robinson (plus Design)            451,426               05/17/93
Mexico               Riteway (plus Design)             400,198               08/31/90
France               Robinson                        1,647,826               03/04/91
France               Dyno (Stylized)                 1,647,825               03/04/91
France               D & Dyno (Stylized)             1,647,824               03/04/91
France               Karakorom                       1,649,507               03/12/91
France               Avalanche                       1,649,501               03/12/91
France               Timberline                      1,649,505               03/12/91
France               Outpost                         1,649,506               03/12/91
France               Zaskar                          1,649,508               03/12/91
France               Xizang                          1,649,504               03/12/91
Canada               Dyno                              391,880               12/20/91
Canada               Riteway                           413,295               06/11/93
Colombia             Powerlite (Colombia)           94/058,695 (Cls 12)      03/00/95
Colombia             Powerlite (Colombia)           94/058,699 (Cls 16)      03/00/95
Colombia             Auburn (Colombia)              94/058,555 (Cls 16)      12/27/94
Colombia             Auburn (Colombia)              94/058,697 (Cls 12)      12/28/94
Colombia             Dyno (Colombia)                94/058,554 (Cls 12)      12/12/94
Colombia             Dyno (Colombia)                94/058,692 (Cls 16)      12/12/94
Colombia             Dyno (Colombia)                94/058,694 (Cls 25)      12/12/94

                         Pending Trademark Registrations


Country               Trademark Description            Application               Application
                                                        Serial No.               Filing Date

United Kingdom           GT Only (U.K.)                 1,570,367                          ?
Venezuela                GTA (Venezuela)                   323-93 (Cls 12)                 ?
Venezuela                GTA (Venezuela)                   324-93 (Cls 25)                 ?
Argentina                GTA (Argentina)                  1868139 (Cls 12)                 ?
Argentina                GTA (Argentina)                  1868140 (Cls 25)                 ?
Chile                    GTA (Chile)                      233,422 (Cls 12)                 ?
Chile                    GTA (Chile)                      233,423 (Cls 25)                 ?
Brazil                   GTA (Brazil)                   817433040                   08/13/93

                                    EXHIBIT C

                          STATE PATENTS AND TRADEMARKS

                    All owned by GT Bicycles California, Inc.

                             California Trademarks


Trademark Description              Registration No.            Issue Date

GT Bicycles and Design                 0095486                  01/29/92
Duo Cycle and Design                   0094470                  07/26/91
Powerlite                              0093402                  12/18/90
Hybrid and Design                      0090347                  08/25/89
Auburn                                 0087391                  04/12/88
RRP and Design                         0065591                  02/24/82
Dyno                                   0077783                  07/10/85

                               SECURITY AGREEMENT:
                           SECURED PARTY IN POSSESSION



               (1) In consideration of any financial accommodation given, to be given or continued to GT Bicycles California, Inc., Caratti Sport Ltd ("Caratti"), Riteway Products East, Inc., Riteway Products North Central, Inc., Rite-Way Distributors Central, Inc., and Rite-Way Distributors, Inc. (collectively, "Borrowers" and, individually, a "Borrower") by BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association organized under the laws of the United States of America ("Secured Party"), and as security for the payment of all debts, obligations or liabilities now or hereafter existing, absolute or contingent, of Borrowers and GT Bicycles, Inc., ("Debtor"), or any one or more of them to Secured Party (hereinafter called indebtedness), Debtor pursuant to the provisions of the Uniform Commercial Code of the State of California hereby grants to Secured Party a security interest in
(a) all money and property this day delivered to and deposited with Secured Party, and all money and property heretofore delivered or which shall hereafter be delivered to or come into the possession, custody or control of Secured Party in any manner during the existence of this Security Agreement, and whether held in a general or special account or deposit or for safe-keeping or otherwise; provided, however, that Bank's security interest in the capital stock of Caratti ("Caratti Stock") shall not extend beyond 65% of the Caratti Stock; and (b) any stock rights, rights to subscribe, liquidating dividends, stock dividends, dividends, dividends paid in stock, new securities or other property to which Debtor is or may hereafter become entitled to receive on account of such property; and in the event that Debtor receives any such property, Debtor will immediately deliver it to Secured Party to be held by Secured Party hereunder in the same manner as the property originally delivered hereunder. All money and property so delivered to Secured Party under this paragraph is hereinafter called collateral.

               (2) At any time, without notice, and at the expense of Debtor, Secured Party in its name or in the name of Debtor may, but shall not be obligated to: (a) collect by legal proceedings or otherwise, endorse, receive and receipt for all dividends, interest, principal payments and other sums now or hereafter payable upon or on account of said collateral; (b) make any compromise or settlement it deems desirable or proper with reference to the collateral; (c) insure, process and preserve the collateral; (d) participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute collateral, and in connection therewith may deposit or surrender control of the collateral, accept money or other property in exchange for the collateral, and take such action as it deems proper in connection therewith, and any other money or property received in exchange for the collateral shall be applied to the indebtedness or held by Secured Party thereafter as collateral pursuant to the provisions hereof; (e) cause collateral to be transferred to its name or to the name of its nominee; (f) exercise as to the collateral all the rights, powers and remedies of an owner necessary to exercise its rights under this paragraph (3), but, except pursuant to paragraph (7) hereof, Secured Party shall not vote any securities constituting collateral except as instructed by Debtor.

               (3) The Debtor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the collateral, and upon the failure of Debtor to do so Secured Party at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

               (4) All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by Secured Party in exercising any right, power or remedy conferred by this Security

Agreement or in the enforcement thereof, shall become a part of the indebtedness secured hereunder and shall be paid to Secured Party by Debtor immediately and without demand, with interest thereon at seven percent per annum.

               (5) Any failure to keep or perform any of the terms or provisions of this Security Agreement shall constitute an "Event of Default" as defined in the Second Amended and Restated Credit Agreement (Receivables and inventory) dated as of August 12, 1996, as amended, restated, supplemented or otherwise modified from time to time among the Borrower and Debtor (the "Credit Agreement").

               (6) Upon the happening of any Event of Default under the Credit Agreement, Secured Party may then exercise as to such collateral all the rights, powers and remedies of an owner including the right to vote any securities constituting collateral, and may elect to sell the collateral in one or more sales after giving a notice in writing by mail to Debtor of such sale at least five (5) days before the date fixed for such sale, provided, however, that if the collateral is perishable, or threatens to decline speedily in value, or is of a type customarily sold on a recognized market, then such notice may be dispensed with; the proceeds of such sale shall be applied to: (a) the reasonable expenses of retaking, holding, preparing for sale, selling and the like, reasonable attorneys' fees and legal expenses incurred by Secured Party and (b) the indebtedness secured by the security interest herein created and the surplus if any to the person or persons entitled thereto; if there be a deficiency, Debtor will promptly pay the same to Secured Party; the Secured Party may buy at any public sale and if the collateral is customarily sold in a recognized market, or is the subject of widely or regularly distributed standard price quotations, Secured Party may buy at private sale. Any sale may be conducted by an auctioneer or by an officer, attorney or agent of Secured Party.

               (7) Secured Party shall be under no duty or obligation whatsoever, (a) to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by Secured Party as collateral, or in connection with any obligation or evidences of indebtedness which constitute in whole or in part the indebtedness secured hereunder, or (b) to give Debtor notice of, or to exercise any subscription rights or privileges, any rights or privileges to exchange, convert or redeem or any other rights or privileges relating to or affecting any collateral held by Secured Party.

               (8) Debtor waives any right to require Secured Party to (a) proceed against any person, (b) proceed against or exhaust any collateral, or
(c) pursue any other remedy in Secured Party's power; and waives any defense arising by reason of any disability or other defense of any Borrower or any other person, or by reason of the cessation from any cause whatsoever of the liability of any Borrower or any other person. Until all indebtedness shall have been paid in full Debtor shall have no right of subrogation and waives any right to enforce any remedy which Secured Party now has or may hereafter have against any Borrower or against any other person and waives any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by Secured Party. Debtor authorizes Secured Party without notice or demand and without affecting Debtor's liability hereunder or on the indebtedness, from time to time to: (a) renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the collateral herein described for the payment of the indebtedness or any part thereof, and exchange, enforce, waive and release the collateral herein described or any part thereof or any such other security; and (c) release or substitute any Borrower, or any of the endorsers or guarantors of the indebtedness or any part thereof, or any other parties thereto.

               (9) Secured Party may at any time deliver the collateral or any part thereof to Debtor and the receipt of Debtor shall be a complete and full acquittance for the collateral so delivered, and Secured Party shall thereafter be discharged from any liability or responsibility therefor.

               (10) Upon the transfer of all or any part of the indebtedness Secured Party may transfer all or any part of the collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such collateral so transferred, and the transferee shall be vested with all the rights and powers of Secured Party hereunder with respect to such collateral so transferred; but with respect to any collateral not so transferred Secured Party shall retain all rights and powers hereby given.

               (11) This is a continuing Security Agreement and all the rights, powers and remedies hereunder shall apply to all past, present and future indebtedness of Debtor to Secured Party, including that arising under successive transactions which shall either continue the indebtedness, increase or decrease it, or from time to time create new indebtedness after all or any prior indebtedness has been satisfied, and notwithstanding the death, incapacity, or bankruptcy of Debtor, or any other event or proceeding affecting Debtor.

               (12) Until all indebtedness shall have been paid in full the power of sale and all other rights, powers and remedies granted to Secured Party hereunder shall continue to exist and may be exercised by Secured Party at the time specified hereunder irrespective of the fact that the indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased.

               (13) The rights, powers and remedies given to Secured Party by this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any statute or rule of law. Secured Party may exercise its banker's lien or right of setoff with respect to the indebtedness in the same manner as if the indebtedness were unsecured. Any forbearance or failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Secured Party shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Secured Party.

               (14) Debtor represents and warrants that Debtor has its chief executive office in the state specified on the signature page hereof. Debtor agrees to give Secured Party at least thirty (30) days notice before changing its state of residence or chief executive office.

               (15) In all cases where more than one party executes this Security Agreement all words used herein in the singular shall be deemed to have been used in the plural where the context and construction so require, and the obligations and undertakings hereunder are joint and several.

               (16) (a) If, at any time when Secured Party has the right to sell the collateral under the terms of this Agreement, (i) Secured Party obtains an offer from a third party in a bona fide transaction to acquire all, but not less than all, of the Caratti Stock, Secured Party shall promptly notify Debtor, and
(ii) if no better offer is obtained by Debtor within 30 days of its receipt of the Come-Along Notice (as defined below), then Secured Party shall have the right (the "Come-Along Right") to compel Debtor to sell and Debtor hereby agrees to sell all, but not less than all, of the Caratti Stock owned, directly or indirectly, by Debtor, and further agrees to vote in favor of, and otherwise authorize and take all further action necessary or desirable to consummate, the sale of all or substantially all of the assets of Caratti, to such third party; provided, however, that Debtor shall receive consideration per share identical to that received by Secured Party pursuant to such transfer. This Come-Along Right may be exercised by Secured Party by providing Debtor with notice (the "Come-Along Notice") setting forth (w) the name and address of the third party, (x) the time and place of the proposed closing of the Come-Along Right, which time and place shall not be less than 5 business days after the expiration of the 30 day period described in clause (ii) above, (y) the terms and conditions of such transfer, and (z) the expected compensation to be paid per share of the Caratti Stock at such closing.

                       (b) At the closing of the Come-Along Right, Debtor and Secured Party shall cause the third party to remit to Secured Party and Debtor stockholders identical consideration for each share of the Caratti Stock sold pursuant to the Come-Along Right, against delivery by Debtor of certificates for all shares of the Caratti Stock owned by Debtor, duly endorsed or with duly executed stock powers, warranting as to good and marketable title, free and clear of any liens, encumbrances and adverse claims, and the compliance with any other conditions of closing applicable to Secured Party. If either Debtor or Secured Party receives funds in excess of identical consideration for its shares of the Caratti Stock sold pursuant to the Come-Along Right, as aforesaid, such party shall remit funds to the other party in order that each party receive such identical consideration.

                       (c) The parties hereto agree to use all reasonable efforts to take, or cause to be taken and to do, or cause to be done, all things necessary, proper, or advisable to implement and make effective as promptly as practicable any Come-Along Right pursuant to the provisions hereof.

               (17) Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact to do (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure to do so), any act which Debtor is obligated hereunder to do, and to exercise all come along rights and powers as Debtor might exercise with respect to the collateral, including, without limitation, the right to (i) collect by legal proceedings or otherwise and endorse, and receive all dividends, distributions, interests, payments, proceeds and other sums and property now or hereafter payable on or on account of the collateral; (ii) enter into any extension, reorganization, deposit, merger, reorganization (not including a reorganization pursuant to any filing for protection under applicable bankruptcy laws), consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the collateral; (iii) insure, process and preserve the collateral; (iv) transfer the collateral to Secured Party's own or its nominee's name; (v) make any compromise or settlement, and take any other action it deems advisable with respect to the collateral; and (vi) exercise any Come-Along Right. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including, without limitation, attorneys' fees (including, without limitation, the allocated cost of in-house counsel), Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the indebtedness secured hereby.

               (18) If Debtor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the reasonable expenses of Secured Party incurred in connection therewith shall be payable by Debtor as aforesaid.


               IN WITNESS WHEREOF, Debtor has executed this Security Agreement as of August 12, 1996.


                                GT BICYCLES, INC.

                                    By:____________________________________
                                                Michael Haynes
                                                   President


Address for notices to Secured Party:         Address for notices to Guarantor:

3233 Park Center Drive, 2nd Floor             3100 West Segerstrom Avenue
Costa Mesa, California  92626                 Santa Ana, California  92704
                                              Attn:  Chief Financial Officer